Exhibit 10.2

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Execution Copy

CO-PROMOTION AGREEMENT

by and between

CUBIST PHARMACEUTICALS, INC.

and

OPTIMER PHARMACEUTICALS, INC.

Dated as of April 5, 2011

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Construction	14

2.	PROGRAMS GENERALLY		14
	2.1	Engagement of Cubist	14
	2.2	Program Commencement Dates	14
	2.3	Launch	14
	2.4	Launch Meeting	15
	2.5	Sales Force	15
	2.6	Medical Affairs Force	15
	2.7	Responsibility for Forces	15

3.	SALES PROMOTION ACTIVITIES		15
	3.1	Sales Program Plan	15
	3.2	Sales Force Activities	15
	3.3	Promotional Medical Education Programs	16
	3.4	Incentive Compensation by Cubist	16
	3.5	Sales Materials	17
	3.6	Sales Force Training	18
	3.7	Samples	19

4.	MEDICAL AFFAIRS PROGRAM		19
	4.1	Medical Affairs Program Plan	19
	4.2	Medical Affairs Force Activities	19
	4.3	Performance Goals for Cubist Medical Affairs Force	20
	4.4	Medical Affairs Materials	20
	4.5	Medical Affairs Force Training	21
	4.6	Information Requests	22
	4.7	Studies	22
	4.8	Expenses	22
	4.9	Additional Services	22

5.	GOVERNANCE		23
	5.1	Alliance Manager	23
	5.2	Joint Steering Committee	23
	5.3	Joint Clearance Committee	25

6.	OPTIMER RESPONSIBILITIES		26
	6.1	Manufacture and Supply	26
	6.2	Stockout Notice	26
	6.3	Other Responsibilities	26
	6.4	Contracting Matters	27

7.	REPORTING AND AUDITS		27
	7.1	Reporting by Cubist	27
	7.2	Reporting by Optimer	28
	7.3	Other Information	29

i

	7.4	Information Technology	29
	7.5	Audit Rights	29

8.	CONSIDERATION		29
	8.1	Service Fee	29
	8.2	Sales Target Bonuses	30
	8.3	Promotion Profit Share	30
	8.4	Consequences of a New Cubist Product	30
	8.5	Payments; Records; Audits	30

9.	ADVERSE EVENT REPORTING, REGULATORY MATTERS, PRODUCT INFORMATION AND COMPLIANCE		31
	9.1	Regulatory Reporting and Related Matters	31
	9.2	Threatened Agency Action	34
	9.3	Compliance Program	34
	9.4	Product Information	35
	9.5	Compliance with Laws and Policies	36

10.	RETURNED/RECALLED PRODUCT		36
	10.1	Returned Product	36
	10.2	Recalled Product	37

11.	INDEPENDENT CONTRACTOR STATUS OF CUBIST, INCLUDING THE SALES FORCES		37

12.	NONCOMPETITION; NONSOLICITATION		37
	12.1	Noncompetition	37
	12.2	Non-Solicitation	38

13.	CONFIDENTIALITY		38
	13.1	Confidential Information	38
	13.2	Exceptions to Confidentiality	38
	13.3	Residual Knowledge and Inadvertent Disclosure	39
	13.4	Authorized Disclosure	39
	13.5	Notification	40
	13.6	Remedies	40
	13.7	Use of Names	40
	13.8	Confidential Treatment	40

14.	TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS		41
	14.1	Product Trademarks; Optimer House Marks; and Cubist Trademarks	41
	14.2	Ownership	41
	14.3	Trademark Maintenance	41
	14.4	Trademark Infringement	42

15.	WARRANTIES; INDEMNITIES; INSURANCE		42
	15.1	Representations, Warranties and Covenants	42
	15.2	Optimer Indemnification	44
	15.3	Cubist Indemnification	45
	15.4	Indemnification Procedure	45
	15.5	Insurance	47

16.	TERM AND TERMINATION		47
	16.1	Term	47
	16.2	Termination	48
	16.3	Effect of Expiration or Termination	50
	16.4	Accrued Rights; Surviving Obligations	51

17.	MISCELLANEOUS		51
	17.1	Governing Law, Jurisdiction, Venue and Service of Process	52
	17.2	Force Majeure	52
	17.3	Waiver	52
	17.4	Notices	53
	17.5	Entire Agreement	53
	17.6	Successors; Assigns; Subcontracting	54
	17.7	Exhibits	55
	17.8	Counterparts	55
	17.9	Severability	55
	17.10	Affiliates	55
	17.11	Expenses	55
	17.12	Further Assurances	56
	17.13	Construction	56
	17.14	No Joint Venture	56

EXHIBITS

Exhibit 1.1.29	Cubist Trademarks
Exhibit 1.1.47	Initial Medical Affairs Program Terms
Exhibit 1.1.48	Initial Sales Program Terms
Exhibit 1.1.72	Optimer House Marks
Exhibit 7.1	Form of Cubist Report
Exhibit 17.6.1	Cubist Affiliates

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (the “Agreement”) is entered into as of April 5, 2011 (the “Effective Date”), by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”) and Optimer Pharmaceuticals, Inc., a Delaware corporation (“Optimer”). Cubist and Optimer are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Optimer intends to market that certain pharmaceutical compound known as fidaxomicin in prescription form;

WHEREAS, Optimer acknowledges Cubist’s experience in commercializing and otherwise promoting pharmaceutical products and wishes to engage the services of Cubist to Promote (as defined herein) and provide other services related to the Product (as defined herein) in the Territory (as defined herein); and

WHEREAS, the Parties hereto wish to jointly Promote (as defined herein) the Product in the Territory (as defined herein) and perform certain other activities, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             DEFINITIONS AND CONSTRUCTION

1.1           Definitions.

Unless specifically set forth to the contrary herein, the following terms shall have their indicated meanings when used in this Agreement (including the exhibits):

1.1.1                “Act” means the Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations and guidelines of the FDA promulgated thereunder, as may be in effect from time to time.

1.1.2                “Adverse Event” means any adverse drug experience described in the FDA’s New Drug Application postmarketing reporting regulations, 21 C.F.R. 314.80, as they may be amended from time to time.

1.1.3                “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such first Person.

1.1.4                “Agency” means any governmental authority or Regulatory Authority in the Territory.

1.1.5                “Agreement” is defined in the Preamble.

1.1.6                “Alliance Manager” is defined in Section 5.

1.1.7                “Annual Gross Profit Share Amount Due” is defined in Section 8.3.

1.1.8                “Applicable Law” means all federal, state and local laws, and the rules, regulations, guidelines and guidances of all Agencies, in effect from time to time, applicable to the marketing, promotion, distribution and sale of the Product in the Territory, including, to the extent applicable, (i) the American Medical Association Guidelines on Gifts to Physicians from Industry, (ii) the PhRMA Code on Interactions with Healthcare Professionals, (iii) the Health Insurance Portability and Accountability Act of 1996, including the Privacy Standards (45 C.F.R. Parts 160 and 164), as amended by the American Recovery and Reinvestment Act of 2009 and any regulations promulgated thereunder, (iv) the Social Security Act and any regulations promulgated thereunder, (v) the Act, (vi) the PDMA, and (vii) state and federal anti-kickback statutes, false claims statutes, statutes that govern price reporting and reimbursement, and statutes that govern marketing disclosure and physician payments, and all rules and regulations promulgated thereunder, in each case in the Territory.

1.1.9                “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.1.10              “Business Policies” means the Cubist Business Policies and the Optimer Business Policies.

1.1.11              “Call” means an interactive in-person visit to and discussion with a medical professional by a pharmaceutical sales representative that consists of one or more details of a product.

1.1.12              “Change in Control” means, with respect to a Party, an event or series of related events in which:

(a)           Any Person or group (as such term is defined in the Securities Exchange Act of 1934, as amended) (other than one or more Affiliate(s) of such Party that were Affiliates immediately prior to such event (any such Affiliate with respect to such Party, an “Existing Affiliate”)), acquires beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities of such Party or any Affiliate thereof that directly, or indirectly through one or more intermediaries, Controls such Party (any such Affiliate with respect to such Party, a “Controlling Entity”) representing more than 50% of the voting power of the then outstanding securities of such Party or its Controlling Entity, if any, with respect to the election of members of the Board of Directors or similar governing body of such Party or its Controlling Entity, if any;

(b)           Such Party or its Controlling Entity, if any, enters into a merger, consolidation or similar transaction with another Person (other than an Existing Affiliate of such Party) and (A) the members of the Board of Directors of such Party or Controlling Entity, as applicable, immediately prior to such transaction constitute (i) less than one half of the members of the Board of Directors of such Party or Controlling Entity, as applicable, following such transaction, or (ii) less than one half of the Board of Directors of any new Controlling Entity resulting from such transaction; or (B) the Persons who beneficially owned the outstanding voting securities of such Party or Controlling Entity, as applicable, immediately prior to such transaction cease to beneficially own securities of such Party or Controlling Entity, as applicable, representing more than 50% of the voting power of the then outstanding securities of such Party or Controlling Entity, as applicable, with respect to the election of members of the Board of Directors immediately after such transaction in substantially the same proportions as their ownership of securities of such Party or Controlling Entity, as applicable, immediately prior to such transaction;

(c)           Such Party or its Controlling Entity, if any, sells or transfers to any Person(s) (other than a transfer by a Controlling Entity to Existing Affiliate(s) of such Party) in one or more related transactions, properties or assets (A) representing more than 50% of such Party’s or Controlling Entity’s, as applicable, consolidated total assets as reflected on its most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, (B) from which more than 50% of such Party’s or Controlling Entity’s, as applicable, consolidated operating income for its most recent fiscal year as reflected on its most recent Annual Report on Form 10-K was derived or (C) representing substantially all of the properties or assets related to such Party’s obligations under this Agreement; or

(d)           Such Party or its Controlling Entity, if any, fails to maintain its corporate existence or liquidates (unless, in connection with the foregoing, the assets of such Party or Controlling Entity, as applicable, are acquired by an Existing Affiliate of such Party and the liabilities of such Party or Controlling Entity (including, if applicable, the Party’s obligations under this Agreement) are assumed by such Existing Affiliate of such Party).

1.1.13              “Combination Promotional Medical Education Program” is defined in Section 3.3.2.

1.1.14              “Commercially Reasonable Efforts” of a Party mean (i) with respect to Cubist, those efforts that are consistent with Applicable Law and with industry standards and practices followed by a similarly situated pharmaceutical company in the Promotion of pharmaceutical products with a potential market comparable to the Product, and (ii) with respect to Optimer, those efforts that are consistent with Applicable Law and with industry standards and practices followed by a similarly situated pharmaceutical company in connection with the manufacture, Promotion, distribution and sale of pharmaceutical products in a similar stage in product life as the Product and with a potential market and profit potential comparable to the Product (based on conditions then prevailing). For clarity, if a Party is required hereunder to use Commercially Reasonable Efforts with respect to a given activity and such activity is performed by an Affiliate of such Party, rather than such Party, such Party shall cause such Affiliate to use Commercially Reasonable Efforts to perform such activity.

1.1.15              “Competing Product” means any product, other than the Product, that has […***…] in the Territory, […***…].

***Confidential Treatment Requested

1.1.16              “Competing Program” is defined in Section 13.3.

1.1.17              “Confidential Information” means (i) any and all information or material, that, at any time before or after the Effective Date has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party, including by or on behalf of any of its Affiliates, pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto (including any information disclosed pursuant to the Mutual Non-Disclosure Agreement between the Parties effective as of July 9, 2009, as amended); (ii) any data, ideas, concepts or techniques contained in any of the foregoing; and (iii) any modifications of any of the foregoing or derivations of any of the foregoing. Confidential Information may be disclosed orally, visually, in writing, by delivery of materials containing Confidential Information, or in any other form now known or hereafter invented; provided, however, that any information or material specifically relating to the Product, including the Promotion thereof (but excluding, without limitation, (a) the identity of and information regarding the Target Accounts and Target Prescribers and the allocation of Cubist’s Sales Force thereto, and (b) information relating to the Disease State generally), shall be the Confidential Information of Optimer regardless of which Party first disclosed such information, and Optimer and Cubist shall be deemed the Disclosing Party and Receiving Party, respectively, with respect thereto. The terms of this Agreement shall be the Confidential Information of both Parties.

1.1.18              “Control” and, with correlative meanings, the terms “Controlled by” and “under Common Control with,” means (i) the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise or (ii) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.1.19              “Controlling Entity” is defined in Section 1.1.12(a).

1.1.20              “Cost of Goods Sold” means the standard cost of goods for the Product sold in the applicable time period, which standard cost shall be determined and allocated by Optimer in accordance with GAAP, including Optimer’s good faith estimate of (A) Optimer’s and its Affiliates’ […***…], (B) all of Optimer’s and its Affiliates’ […***…], (C) […***…], and (D) […***…]. Notwithstanding the foregoing, Cost of Goods Sold for Product from […***…] shall be determined in accordance with clauses (A) through (D) above whether or not […***…].

1.1.21              “Cubicin” means that certain pharmaceutical compound known as daptomycin in prescription form for injection that has received Regulatory Approval from the FDA to be marketed in the Territory under the Cubist Trademark Cubicin.

***Confidential Treatment Requested

1.1.22              “Cubist” is defined in the Preamble.

1.1.23              “Cubist Business Policies” means Cubist’s business policies, standard business procedures, and coaching sheets, that in each case, govern the Promotion and the Medical Affairs Program activities and, in each case, to the extent such business policies, standard business procedures, and coaching sheets are consistent with Applicable Law and this Agreement, copies of which have been provided by Cubist to Optimer prior to the Effective Date (as such business policies, standard business procedures and coaching sheets may be amended from time to time by Cubist, provided that Cubist provides amended copies thereof to Optimer).

1.1.24              “Cubist Competitor” means any Third Party that is developing or marketing […***…] (which, for clarification, shall not include an [...***…]) for the treatment of […***…]. For clarity, developing, in this definition, refers to development of […***…].

1.1.25              “Cubist Indemnified Parties” is defined in Section 15.2.

1.1.26              “Cubist Medical Affairs Force” means the Cubist Medical Affairs Representatives (including their direct supervisors, managers, and trainers) and other Cubist employees performing Medical Affairs Program activities under this Agreement.

1.1.27              “Cubist Report” is defined in Section 7.1.

1.1.28              “Cubist Sales Force” means the Cubist Sales Representatives (including their direct supervisors, managers, and trainers) and other Cubist employees performing Sales Program activities under this Agreement.

1.1.29              “Cubist Trademarks” means (i) the Trademarks of Cubist and its Affiliates set forth on Exhibit 1.1.29, and any existing, pending or future Trademark registrations, applications and unregistered Trademark rights, in each case relating to such Trademarks, and (ii) any current or future modifications or variants of any of the foregoing rights.

1.1.30              “Detail” means a face-to-face (a) one-on-one discussion with a Target Prescriber or (b) discussion with a group consisting of no more than […***…] Target Prescribers at the same time, in each case during which a Sales Representative makes a presentation of certain of the Product’s attributes, such as describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of the Product, consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product. When used as a verb, “Detail” means to engage in a Detail. For the avoidance of doubt, (i) a reminder presentation or a sample drop shall not constitute a Detail; and (ii) presentations to groups consisting of more than […***…] people or containing more than […***…] Target Prescribers, medical conventions or institutions shall not constitute Details.

***Confidential Treatment Requested

1.1.31              “Disclosing Party” means the Party disclosing Confidential Information.

1.1.32              “Disease State” means Clostridium difficile infection in humans.

1.1.33              “Effective Date” is defined in the Preamble.

1.1.34              “Employment Law” means all federal, state, or local statutes, laws, ordinances, regulations or guidelines relating to (i) employment, (ii) safety and health, and (iii) the payment of taxes and required taxes and payments with respect to employees.

1.1.35              “Existing Affiliate” is defined in Section 1.1.12(a).

1.1.36              “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.1.37              “Field Alert” is defined in Section 9.1.9.

1.1.38              “First Commercial Sale” means the first bona fide sale of the Product in the Territory to an end consumer (including any pharmacy, hospital, skilled nursing facility or similar institution) following receipt of Regulatory Approval of the Product in the Territory. For clarity, First Commercial Sale shall not include any sale, transfer or disposition of the Product as promotional samples or for charitable or pre-clinical, clinical or post-approval studies purposes.

1.1.39              “First Sales Year” means the 12 month period starting on the date of the First Commercial Sale and ending on the last day of the month in which the first anniversary of the First Commercial Sale date occurs.

1.1.40              “Force Majeure Event” is defined in Section 17.2.

1.1.41              “GAAP” means the United States generally accepted accounting principles, applied on a consistent basis, or any successor accounting principles generally accepted for public companies in the United States (such as International Financial Reporting Standards).

1.1.42              “Gross Profit” means, with respect to any period, Net Sales for such period, less the […***…].

1.1.43              “Gross Sales” means, for a given period, all sales of the Product during such period ([…***…]) by or on behalf of Optimer or its Affiliates to Third Parties in the Territory (regardless of whether Optimer or its Affiliates have received more or less than the […***…]). For purposes of determining Gross Sales, (i) the Product shall be deemed to be sold at the point of shipment, and (ii) sales, transfers or dispositions of the Product as promotional samples or for charitable or pre-clinical, clinical or post-approval studies purposes shall be excluded from Gross Sales, and (iii) sales or transfers of the Product among Optimer and its Affiliates shall be excluded from Gross Sales, provided that any subsequent sale to a Third Party in the Territory shall be included.

***Confidential Treatment Requested

1.1.44              “Indemnification Claim Notice” is defined in Section 15.4.1.

1.1.45              “Indemnified Party” is defined in Section 15.4.1.

1.1.46              “Indemnifying Party” is defined in Section 15.4.1.

1.1.47              “Initial Medical Affairs Program Terms” means the key terms of the Medical Affairs Program Plan set forth in Exhibit 1.1.47 attached to this Agreement as of the Effective Date.

1.1.48              “Initial Sales Program Terms” means the key terms of the Sales Program Plan (including the Promotional Medical Education Program) set forth in Exhibit 1.1.48 attached to this Agreement as of the Effective Date.

1.1.49              “Initial Term” is defined in Section 16.1.

1.1.50              “Joint Clearance Committee” is defined in Section 5.3.1.

1.1.51              “Joint Steering Committee” is defined in Section 5.2.1.

1.1.52              “Key Opinion Leader” means a medical professional recognized as a leading expert in his or her respective field, including any person set out on a list of such medical professionals developed jointly and agreed to in writing by the Parties.

1.1.53              “Know-How” means all technical knowledge, expertise, skill, practice, market research data, marketing and sales data and any other marketing-related data, proprietary rights, regulatory approvals, discoveries, inventions, improvements, trade secrets, copyrights and processes relating to the Product and all pre-clinical, clinical, stability and other data relating to the Product.

1.1.54              “Knowledge” means, when referring to the knowledge of Cubist or Optimer, the actual, unaided knowledge of the following individuals: (a) for Cubist, Cubist’s […***…] and (b) for Optimer, Optimer’s […***…].

1.1.55              “Losses” is defined in Section 15.2.

1.1.56              “Medical Affairs Force” means each of the Cubist Medical Affairs Force and the Optimer Medical Affairs Force.

1.1.57              “Medical Affairs Materials” is defined in Section 4.4.3.

1.1.58              “Medical Affairs Program” is defined in Section 4.2.

1.1.59              “Medical Affairs Program Commencement Date” means the date set forth in the Medical Affairs Program Plan on which the Medical Affairs Program shall commence.

***Confidential Treatment Requested

1.1.60              “Medical Affairs Program Plan” is defined in Section 4.1.

1.1.61              “Medical Affairs Representative” means a scientific or medical representative who (i) is primarily focused on infectious diseases and therapeutic areas related thereto in the Territory, (ii) has relevant clinical experience and sufficient health care experience (including at least a four-year degree and clinical, residency or fellowship experience or other highly specialized training relevant to Medical Affairs Program activities, including any such professional with a Ph.D., Pharm.D. or M.D. degree) to engage in in-depth dialogues with physicians regarding medical issues associated with the Product, (iii) is employed by a Party or any of its Affiliates on a full-time basis, and (iv) is not a Sales Representative or otherwise engaged in direct Promotion of the Product. For clarity, (a) Cubist Medical Affairs Representatives would include Cubist Clinical Scientific Directors (CSDs) and (b) Optimer Medical Affairs Representatives would include Optimer Medical Education Research Liaisons (MERLs).

1.1.62              “Medical Affairs Training Materials” is defined in Section 4.5.2(b).

1.1.63              “Medical Affairs Training Plan” means that certain plan with respect to training the Medical Affairs Forces that shall be prepared by the Parties as soon as practicable after the Effective Date, as such plan may be modified from time to time by the Joint Steering Committee in accordance with this Agreement.

1.1.64              “National Sales Meeting” is defined in Section 3.6.3.

1.1.65              “NDA” means a “New Drug Application,” as defined in the Act.

1.1.66              “Net Sales” means, with respect to any period, Gross Sales for such period less deductions, to the extent recognized in accordance with GAAP, and not for promotional purposes for: (i) […***…], including (A) […***…], (B) […***…], (C) […***…] and (D) […***…]; (ii) […***…]; (iii) […***…]; (iv) […***…] (including […***…]) […***…]; (v) […***…] (but not including […***…]); (vi) […***…]; and (vii) […***…] in accordance with GAAP […***…]. Any of the deductions specified in this definition that involves a payment or credit shall be taken as a deduction in the Sales Quarter in which the payment or credit is accrued by Optimer or its applicable Affiliate, in accordance with GAAP. If, as part of any managed care program or arrangement, the Product is sold with other products such that it is not possible to determine which of the deductions set forth above are specifically attributable to

***Confidential Treatment Requested

the Product, then Optimer shall apportion the deductions across the bundle of products on a relative fair value basis. Notwithstanding anything contained herein, in no event shall any category of expense, to the extent included in Optimer’s determination of the Cost of Goods Sold for a given period, be taken as a deduction in the calculation of Net Sales for such period.

1.1.67              “Noncompete Period” is defined in Section 12.1.1.

1.1.68              “Notice” means any notice, request, report, statement or other communication to either Party by the other Party pursuant to, in connection with, or relating to, this Agreement.

1.1.69              “Off-Label Information” means any written, printed, graphic or oral information with respect to the Product that is inconsistent with, or outside the scope of, the FDA-approved labeling for the Product in the Territory.

1.1.70              “Optimer” is defined in the Preamble.

1.1.71              “Optimer Business Policies” means Optimer’s business policies, standard business procedures, and coaching sheets, that in each case, relate to the Programs and the manufacture of the Product and, in each case, to the extent consistent with Applicable Law and this Agreement (as such business policies, standard business procedures and coaching sheets may be amended from time to time by Optimer).

1.1.72              “Optimer House Marks” means (i) the Trademarks of Optimer set forth on Exhibit 1.1.72 and any pending or future Trademark registrations, applications and unregistered Trademark rights, in each case relating to such Trademarks, and (ii) any current or future modifications or variants of any of the foregoing rights.

1.1.73              “Optimer Indemnified Parties” is defined in Section 15.3.

1.1.74              “Optimer Medical Affairs Force” means the Optimer Medical Affairs Representatives (including their direct supervisors, managers, and trainers) and other Optimer employees performing Medical Affairs Program activities under this Agreement.

1.1.75              “Optimer Report” is defined in Section 7.2.

1.1.76              “Optimer Sales Force” means the Optimer Sales Representatives (including their direct supervisors, managers, and trainers) and other Optimer employees performing Sales Program activities under this Agreement.

1.1.77              “Other Fidaxomicin Product” means any form of fidaxomicin other than a Product.

1.1.78              “Party” and “Parties” is defined in the Preamble.

1.1.79              “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder and in effect from time to time.

1.1.80              “Permitted Uses” is defined in Section 14.1.1.

1.1.81              “Person” means any individual or entity, including a government or political subdivision, department or agency of a government.

1.1.82              “Primary Position Detail” means a Detail in which the Product (i) is the first product Detailed, (ii) is emphasized […***…] and (iii) is the primary focus of such Detail, primary focus meaning […***…].

1.1.83              “Proceeding(s)” is defined in Section 15.1.3(d).

1.1.84              “Product” means that form of fidaxomicin in prescription form intended to be marketed by Optimer under the Product NDA.

1.1.85              “Product Gross Margin Percentage” means, with respect to any period, (a) […***…], divided by (b) […***…].

1.1.86              “Product Information Request” is defined in Section 9.4.5.

1.1.87              “Product Labels and/or Inserts” means (i) all FDA-approved labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized in connection with the Product, or (ii) any written material physically accompanying the Product, including Product package inserts.

1.1.88              “Product NDA” means NDA 201,699 for Dificid™ (fidaxomicin tablets).

1.1.89              “Product Quality Complaint” means any and all manufacturing or packaging-related complaints related to the Product, including (i) any complaint involving the possible failure of the Product to meet any of the specifications for the Product; (ii) any dissatisfaction with the design, package or labeling of the Product; or (iii) any Adverse Event that may involve the quality of the Product.

1.1.90              “Product Trademarks” means (i) the Trademark Dificid™ and the registrations thereof, (ii) any pending or future Trademark registration applications relating to the Product, (iii) any unregistered Trademark rights relating to the Product as may exist through use prior to or as of the Effective Date, (iv) any current or future modifications or variants of any of the foregoing rights, and (v) any future Trademarks adopted by Optimer or its Affiliates for use in connection with the Product. For the avoidance of doubt, “Product Trademarks” shall not include any Optimer House Marks.

1.1.91              “Program” means, collectively, the Sales Program and the Medical Affairs Program.

1.1.92              “Program Employees” means all members of the Cubist Sales Force, Cubist Medical Affairs Force, Optimer Sales Force, and Optimer Medical Affairs Force.

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1.1.93              “Promotion” means Detailing and those other activities normally undertaken by a pharmaceutical company’s sales force, and its supervisors and managers, to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product. When used as a verb, “Promote” means to engage in such activities.

1.1.94              “Promotional Medical Education Program Materials” is defined in Section 3.3.3.

1.1.95              “Promotional Medical Education Programs” is defined in Section 3.3.1.

1.1.96              “Public Announcement” means public announcements, press releases, investor calls, or advertising, recruiting and other public documents.

1.1.97              “Quarterly Amount Due” is defined in Section 8.1.

1.1.98              “Receiving Party” means the Party receiving or having access to Confidential Information of the other Party.

1.1.99              “Recipients” is defined in Section 13.1.

1.1.100            “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of Regulatory Authorities in the Territory that are necessary for the marketing and sale of a product in the Territory for the treatment, prevention, modulation, or diagnosis of any disease, disorder or condition in humans.

1.1.101            “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a product in a country for the treatment, prevention, modulation, or diagnosis of any disease, disorder or condition in humans. For countries where governmental approval is required for pricing or reimbursement for a Product, “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required.

1.1.102            “Residual Knowledge” is defined in Section 13.3.

1.1.103            “Sales Force” means each of the Cubist Sales Force and the Optimer Sales Force.

1.1.104            “Sales Materials” is defined in Section 3.5.3.

1.1.105            “Sales Program” means the program of Promoting (including Detailing) the Product, including all supervision, management and training with respect thereto, conducted by the Parties under Section 3.

1.1.106            “Sales Program Commencement Date” means the date set forth in the Sales Program Plan on which the Sales Program shall commence.

1.1.107            “Sales Program Plan” is defined in Section 3.1.

1.1.108            “Sales Quarter” means each full calendar quarter during the Term, provided that (a) the first Sales Quarter shall commence on the first day of the first full calendar quarter immediately following the first day of the First Sales Year (or, if the first day of the First Sales Year is the first day of a calendar quarter, the first Sales Quarter shall commence on the first day of the First Sales Year), and (b) the last Sales Quarter shall end on the last day of the last Sales Year and, provided further, that if the first day of the First Sales Year is not the first day of a calendar quarter, the Parties’ finance contacts shall meet and in good faith discuss and attempt to agree upon adjustments and reconciliations to terms of this Agreement pertaining to payments and reporting, including adjustments to the Sales Targets, if and as necessary to account for the discrepancy between the first and last Sales Quarters and Sales Years. If the Parties’ finance contacts cannot agree upon any such adjustments and reconciliations, then “Sales Quarter” shall mean each consecutive three-month period during each Sales Year, provided that (i) the first Sales Quarter shall run from the first day of the First Sales Year to the end of the last day of the third full month after first day of the First Sales Year, and (ii) each subsequent Sales Quarter shall end on the last day of every third month thereafter.

1.1.109            “Sales Representative” means a sales representative (i) who is primarily focused on infectious diseases and therapeutic areas related thereto in the Territory, (ii) whose skills, training and experience are consistent with (a) industry standards applicable to the promotion, marketing and sale of a prescription pharmaceutical product and (b) the qualifications or requirements set forth in the Sales Program Plan, (iii) who is responsible for Promoting the Product in the Territory, and (iv) who is employed by a Party or any of its Affiliates on a full-time basis. For clarity, Cubist Sales Representatives would include Cubist Clinical Business Managers (CBMs)).

1.1.110            “Sales Target” means the target amount of Net Sales of the Product in the Territory for each of the First Sales Year and the Second Sales Year, as set forth on a Sales Quarterly basis in a side letter between the Parties, dated as of the Effective Date, as such target amount may be amended from time to time by mutual agreement of the Parties in writing.

1.1.111            “Sales Target Bonus” is defined in Section 8.2.

1.1.112            “Sales Training Materials” is defined in Section 3.6.2(c).

1.1.113            “Sales Training Plan” means that certain plan with respect to training the Sales Forces that shall be prepared by the Parties as soon as practicable after the Effective Date, as such plan may be modified from time to time by the Joint Steering Committee in accordance with this Agreement.

1.1.114            “Sales Year” means each of the First Sales Year and the Second Sales Year, as well as any subsequent 12 month periods for which the Agreement is extended pursuant to Section 16.1.

1.1.115            “Second Sales Year” means the 12 month period starting on the first day following the end of the First Sales Year and ending on the first anniversary of such starting date.

1.1.116            “Secondary Position Detail” means a Detail in which the Product is the second product discussed and the secondary focus of such Detail, wherein “secondary focus” means at least […***…] and the Product is emphasized […***…] other than […***…].

1.1.117            “Stockout” means:

(a)           any failure by Optimer to fulfill at least […***…] and, as a result of such failure, […***…] of (i) […***…] or (ii) […***…]; or

(b)           any notice or other communication by or on behalf of Optimer or its Affiliates to Target Prescribers and other Third Party medical professionals in the Territory that the Product in the Territory is or will be subject to rationing, limited availability or supply constraints.

1.1.118            “Systems” is defined in Section 7.4.

1.1.119            “Target Accounts” mean those certain institutions selected from among the institutions that Cubist has targeted as of the Effective Date or thereafter and that are identified in a side letter between the Parties, dated as of the Effective Date, as such list may be amended from time to time by amendment of the Sales Program Plan in accordance with Section 5.2.5.

1.1.120            “Target Prescriber” means a physician who is licensed to prescribe drugs and is in a position to directly influence or recommend the prescription or purchase of the Product and who (a) is an infectious disease physician, or (b) has already been targeted by Cubist in connection with its other promotional activities, and in each case, who practices, is employed by or otherwise provides services at a Target Account.

1.1.121            “Term” is defined in Section 16.1.

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1.1.122            “Territory” means the United States of America and its territories and possessions, including Puerto Rico and the District of Columbia.

1.1.123            “Third Party” means any Person other than the Parties and their respective Affiliates.

1.1.124            “Third Party Claim” is defined in Section 15.2.

1.1.125            “Trademark” means any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo or business symbol.

1.1.126            “Training Materials” means, collectively, the Sales Training Materials and the Medical Affairs Training Materials.

1.1.127            “Training Plans” means, collectively, the Sales Training Plan and the Medical Affairs Training Plan.

1.1.128            “Wholesale Acquisition Cost” means, with respect to a product, a published list price for such product (which list price, for clarity, does not include prompt pay or other discounts, rebates or reductions in price) for the month in which the applicable sale of such product occurred, as such list price is publicly reported by the selling Person.

1.2           Construction.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.”

2.             PROGRAMS GENERALLY

2.1           Engagement of Cubist. Subject to the terms and conditions of this Agreement, Optimer hereby engages Cubist, and Cubist hereby accepts such engagement, as Optimer’s exclusive partner in Promoting the Product in the Territory, and conducting the Sales Program and the Medical Affairs Program with respect to the Product in the Territory.

2.2           Program Commencement Dates. The Parties shall mutually select and agree upon a Sales Program Commencement Date and a Medical Affairs Program Commencement Date, which shall be set forth in the Sales Program Plan and Medical Affairs Program Plan, respectively.

2.3           Launch. Optimer will use Commercially Reasonable Efforts to effect a full launch of the Product (as opposed to a soft launch) where such launch would occur only when the distribution network for the Product (including, for example, Optimer’s and its wholesalers’ and distributors’ capability of receiving and fulfilling orders for the Product throughout the Territory) is substantially established.

2.4           Launch Meeting. If the Parties so mutually agree, Cubist will participate in relevant portions of Optimer launch meetings for the Product in the Territory. […***…] will bear the cost of […***…] personnel attending such meetings.

2.5           Sales Force. By the Sales Program Commencement Date, each of Cubist and Optimer, respectively, will establish the Cubist Sales Force and the Optimer Sales Force in accordance with the Sales Program Plan. Without limiting the foregoing and notwithstanding anything to the contrary herein or in the Sales Program Plan, at all times during the Term (a) Cubist shall maintain a Sales Force consisting of at least […***…] Sales Representatives and (b) Optimer shall maintain a Sales Force consisting of at least […***…] Sales Representatives, in each case, at full capacity, subject to fluctuation in the ordinary course of business for vacancies, leave, and other ordinary absences; provided, however, that each Party shall use Commercially Reasonable Efforts to fill vacancies within a reasonable period of time.

2.6           Medical Affairs Force. By the Medical Affairs Program Commencement Date, each of Cubist and Optimer, respectively, will establish the Cubist Medical Affairs Force and the Optimer Medical Affairs Force in accordance with the Medical Affairs Plan. Without limiting the foregoing and notwithstanding anything to the contrary herein or in the Medical Affairs Program Plan, at all times during the Term (a) Cubist shall maintain a Medical Affairs Force consisting of at least […***…] Medical Affairs Representatives, and (b) Optimer shall maintain a Medical Affairs Force consisting of at least […***…] Medical Affairs Representatives, in each case, at full capacity, subject to fluctuation in the ordinary course of business for vacancies, leave, and other ordinary absences; provided, however, that each Party shall use Commercially Reasonable Efforts to fill vacancies within a reasonable period of time.

2.7           Responsibility for Forces. Except as otherwise set forth in this Agreement, each Party shall be legally responsible and liable for the actions, omissions and conduct of all of the members of its Sales Force and Medical Affairs Force. Each Party shall also be exclusively responsible for supervising the members of its Sales Force and Medical Affairs Force in all respects.

3.             SALES PROMOTION ACTIVITIES

3.1           Sales Program Plan. As soon as practicable after the Effective Date, the Parties shall prepare the Sales Program Plan for the Product (the “Sales Program Plan”). The Sales Program Plan shall be consistent with, and shall include, at a minimum, the Initial Sales Program Terms. The Sales Program Plan may be amended by the Joint Steering Committee in accordance with Section 5.2.2.

3.2           Sales Force Activities. Commencing on the Sales Program Commencement Date and for the remainder of the Term, each Party shall use Commercially Reasonable Efforts to ensure that its respective Sales Force Promotes the Product in accordance with the Sales Program Plan, including Detailing the Product to the Target Prescribers. Optimer shall also use Commercially Reasonable Efforts to cause its Sales Representatives to Promote (including

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Detailing) the Product to institutions and physicians (other than Target Accounts and Target Prescribers) reasonably likely to be Product customers. In the event that both the Cubist Sales Force and the Optimer Sales Force will Detail the same Target Prescribers pursuant to the Sales Program Plan, personnel from each Sales Force will coordinate their activities with respect to such Target Prescribers in accordance with account plans jointly created by the Parties. Without limiting the foregoing and notwithstanding anything to the contrary herein or in the Sales Program Plan, at all times during the Term: Cubist will direct each of Cubist’s Sales Representatives: (a) to Detail the Product in […***…] made to Target Prescribers, (b) to dedicate […***…], and (c) to Detail the Product […***…]. Cubist will use Commercially Reasonable Efforts to ensure that the Cubist Sales Force […***…].  Notwithstanding anything in this Agreement to the contrary, if Cubist maintains a Sales Force consisting of more Sales Representatives than is required under Section 2.5, Cubist’s obligations under this Section 3.2 shall only apply to the number of Sales Representatives that is required under Section 2.5.

3.3           Promotional Medical Education Programs.

3.3.1                The Parties may each implement JSC-approved promotional speaker programs concerning the Product directed to Target Prescribers or other medical professionals (“Promotional Medical Education Programs”) in accordance with the Sales Program Plan. […***…] shall bear the expense of any JSC-approved Promotional Medical Education Program that concerns solely the Product.

3.3.2                Cubist may implement JSC-approved Promotional Medical Education Programs that are conducted prior to or after a promotional medical education program with respect to Cubicin, which programs are on the same day at the same location (“Combination Promotional Medical Education Programs”); […***…].  […***…] shall […***…] bear the expense of any JSC-approved Combination Promotional Medical Education Program.

3.3.3                Neither Party may use any written, printed, electronic, graphic or other material in a Promotional Medical Education Program or in the Product portion of a Combination Promotional Medical Education Program other than (a) the Sales Materials and (b) any other content produced for such a program and approved in advance by the Joint Clearance Committee (clause (b), the “Promotional Medical Education Program Materials”).

3.4           Incentive Compensation by Cubist. Subject to Applicable Law, Cubist shall provide to the Cubist Sales Representatives who Detail the Product in the Territory product incentive compensation with respect to the Product. Such Product incentive compensation shall be paid to a Cubist Sales Representative if such Cubist Sales Representative achieves his or her performance target in the Territory with respect to the Product that has been established by Cubist for a given Sales Year. Each Cubist Sales Representative’s Product incentive compensation for a given Sales Year shall be […***…] incentive compensation for such Sales Year, subject to adjustment in

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accordance with Section 8.4. The Parties shall endeavor in good faith, using Commercially Reasonable Efforts, to agree upon a single (i.e., same) sales forecast for the Product to be used by both Parties to establish incentive compensation for their respective Sales Representatives; provided, however, if following good faith negotiations, the Parties have not agreed on such forecast for the Product, then in no event shall the sales forecast for the Product used by either Party in establishing incentive compensation for their respective Sales Representatives be less than the Sales Target for the applicable Sales Year. Notwithstanding anything to the contrary in Section 7.5, in the event Optimer conducts an audit of Cubist records, Optimer shall have the right to review books and records relating to the aggregate incentive compensation for the Sales Representatives, but shall not have the right to review books and records relating to each Sales Representative’s individual incentive compensation.

3.5           Sales Materials.

3.5.1                Optimer, at its sole expense, will (a) create, develop, produce or obtain, and provide materials to be used by the Sales Forces in connection with their interactions with Third Parties with respect to the Product, including Product-specific Promotional Medical Education Program Materials and (b) submit all such proposed materials that are intended to be used by the Cubist Sales Force to the Joint Clearance Committee for review and approval prior to their use. Optimer agrees to submit materials that are intended to be used exclusively by the Optimer Sales Force to the Joint Clearance Committee for comment as provided in Section 5.3.1. Optimer shall be solely liable and responsible for the content of such materials and for ensuring that such materials comply with Optimer Business Policies.

3.5.2                Cubist may, but is not required to, at its sole expense, create, develop, produce or obtain, and provide materials to be used by the Sales Forces in connection with their interactions with Third Parties with respect to the Product; provided, that Cubist shall submit all such proposed materials to the Joint Clearance Committee for review and all such proposed materials must be approved by the Joint Clearance Committee prior to their use by any of the Sales Forces. Cubist shall be solely liable and responsible for the content of such materials (excluding any Optimer Trademark) and for ensuring that such materials comply with Cubist Business Policies.

3.5.3                Any materials described in Section 3.5.1 or Section 3.5.2 that are approved by the Joint Clearance Committee in accordance with Section 5.3.4, together with the Product Labels and Inserts, shall be referred to as the “Sales Materials.” Each Party may use any of the Sales Material in connection with Promoting the Product under this Agreement, provided such use is in compliance with the terms of this Agreement and the Sales Program Plan or is otherwise approved by the Joint Clearance Committee. If Optimer elects to use any Sales Material created by Cubist under Section 3.5.2, Optimer shall reimburse Cubist for its reasonable, documented, out-of-pocket cost of producing or obtaining and providing such Sales Material for the Optimer Sales Force. Except as provided in Section 5.3.1, the Parties shall not use any materials in Promoting the Product other than the Sales Materials approved by the Joint Clearance Committee.

3.5.4                Optimer shall own all copyright and other right, title and interest in and to all Sales Materials, and Cubist hereby assigns to Optimer any and all interest that Cubist may have in the Sales Materials; provided, that Optimer hereby grants to Cubist a non-exclusive, royalty-free license under all copyrights that cover the Sales Materials solely for the purpose of copying, displaying and distributing such Sales Materials to the extent permitted under this Agreement. This license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason and shall be non-transferable and non-sublicensable.

3.6           Sales Force Training.

3.6.1                Sales Training Plan. Each Party shall train all of its Sales Representatives in accordance with the Sales Training Plan (including with respect to Applicable Law and relevant requirements under this Agreement) prior to such Sales Representative performing any Sales Program activities. Except as set forth in Section 3.6.2, […***…] shall be responsible for the costs and expenses of training […***…] Sales Representatives in accordance with this Section 3.6.1.

3.6.2                Training Materials.

(a)           Optimer, at its sole expense, will (i) create, develop, produce or obtain, and provide, and continually update materials to be used to train the Sales Forces with respect to Promoting the Product and (ii) submit all such proposed materials that are intended to be used by the Cubist Sales Force to the Joint Clearance Committee for review and approval prior to their use. Optimer agrees to submit materials that are intended to be used exclusively by the Optimer Sales Force to the Joint Clearance Committee for comment as provided in Section 5.3.1. Optimer shall be solely liable and responsible for the content of such materials and for ensuring that such materials comply with Optimer Business Policies.

(b)           Cubist may, but is not required to, at its sole expense, create, develop, produce or obtain, and provide materials to be used to train the Sales Forces with respect to Promoting the Product; provided, that Cubist shall submit all such proposed materials to the Joint Clearance Committee for review and all such proposed materials must be approved by the Joint Clearance Committee prior to their use by any of the Sales Forces. Cubist shall be solely liable and responsible for the content of such materials (excluding any Optimer Trademark) and for ensuring that such materials comply with Cubist Business Policies.

(c)           Any materials described in Section 3.6.2(a) or Section 3.6.2(b) that are approved by the Joint Clearance Committee in accordance with Section 5.3.4 shall be referred to as the “Sales Training Materials.” Each Party may use any of the Sales Training Materials in connection with training its Sales Force under this Agreement, provided such use is in compliance with the terms of this Agreement and the Sales Training Plan or is otherwise approved by the Joint Clearance Committee. If Optimer elects to use any Sales Training Material created by Cubist under Section 3.6.2(b), Optimer shall reimburse Cubist for its reasonable, documented, out-of-pocket cost of producing or obtaining and providing such Sales Training Material for the Optimer Sales Force. Except as provided in Section 5.3.1, the Parties shall not use any materials in training the Sales Forces with respect to Promoting the Product other than the Sales Training Materials approved by the Joint Clearance Committee.

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(d)           Optimer shall own all copyright and other right, title and interest in and to all Sales Training Materials, and Cubist hereby assigns to Optimer any and all interest that Cubist may have in the Sales Training Materials; provided, that Optimer hereby grants to Cubist a non-exclusive, royalty-free license under all copyrights that cover the Sales Training Materials solely for the purpose of copying, displaying and distributing such Sales Training Materials to the extent permitted under this Agreement. This license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason and shall be non-transferable and non-sublicensable.

3.6.3                National Meeting. Without limitation of any other provisions of this Section 3.6, the Parties shall coordinate to provide training of the Sales Forces with respect to the Product. Each Party may participate in Product training conducted at the other Party’s national sales meeting (each, a “National Sales Meeting”) anticipated to be held annually. Such training is intended to be in addition to, not in lieu of, training required by Section 3.6.1. Except as otherwise agreed by the Parties in writing or specified in the Sales Training Plan, […***…] shall bear […***…] costs and expenses associated with preparing for, conducting and participating in a National Sales Meeting, including the costs and expenses associated with the attendance by […***…] Sales Representatives and other personnel at such National Sales Meeting. In the event a Party elects to have its Sales Force attend the other Party’s National Sales Meeting, Optimer and Cubist shall cooperate to prepare and conduct the portion of such meeting relating to the Product.

3.7           Samples. The Parties acknowledge and agree that the Sales Program contemplated as of the Effective Date does not include a program for the distribution of samples of the Product and no Cubist Sales Representative shall distribute samples of the Product. If the Parties mutually agree to establish a program for the distribution of samples of the Product, then the Parties shall prepare a Product sample plan that complies with Applicable Law and that will be agreed to in writing by the Parties and, thereafter, the Parties shall distribute samples of the Product only in accordance with such Product sample plan and in compliance with Applicable Law.

4.             MEDICAL AFFAIRS PROGRAM

4.1           Medical Affairs Program Plan. As soon as practicable after the Effective Date, the Parties shall prepare the Medical Affairs Program Plan for the Product (the “Medical Affairs Program Plan”). The Medical Affairs Program Plan shall be consistent with, and shall include, at a minimum, the Initial Medical Affairs Program Terms. The Medical Affairs Program Plan may be amended by the Joint Steering Committee in accordance with Section 5.2.2.

4.2           Medical Affairs Force Activities. Commencing as of the Medical Affairs Program Commencement Date and for the remainder of the Term, the Parties will engage in a field-based medical affairs collaboration focusing on providing scientific support for the Product in accordance with the Medical Affairs Program Plan (the “Medical Affairs Program”) in which each Party shall use Commercially Reasonable Efforts to ensure that their respective Medical Affairs Forces conduct the Medical Affairs Program activities in accordance with the Medical Affairs Program Plan. For regions that will be targeted by both the Cubist Medical Affairs Force and the Optimer Medical Affairs Force pursuant to the Medical Affairs Program Plan, the Parties

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will use Commercially Reasonable Efforts to ensure that personnel from each Medical Affairs Force coordinate their activities with respect to calling on Key Opinion Leaders and other scientific targets within the medical community. Medical Affairs Representatives will use Commercially Reasonable Efforts to call on such targets and will discuss the Product or the Disease State as appropriate in interactions with such targets.

4.3           Performance Goals for Cubist Medical Affairs Force. Cubist shall establish, together with its Medical Affairs Representatives, annual field-based goals, and no less than […***…] % of such goals shall relate to the Medical Affairs Program for the Product. Any bonus compensation awarded by Cubist to a Medical Affairs Representative shall be linked to the achievement of such field-based goals of such Medical Affairs Representatives. Notwithstanding anything to the contrary in Section 7.5, in the event Optimer conducts an audit of Cubist records, Optimer shall have the right to review books and records relating to the aggregate bonus compensation amounts awarded to Cubist Medical Affairs Representatives, but shall not have the right to review books and records relating to each Medical Affairs Representative’s individual compensation amounts or bonus compensation.

4.4           Medical Affairs Materials.

4.4.1                Optimer, at its sole expense, will (a) create, develop, produce or obtain, and provide materials to be used by the Medical Affairs Forces in connection with their interactions with Third Parties with respect to the Product, including a Product slide library, medical information letters, and Product-specific reprints and bibliographies and (b) submit all such proposed materials that are intended to be used by the Cubist Medical Affairs Force to the Joint Clearance Committee for review and approval prior to their use. Optimer agrees to submit materials that are intended to be used exclusively by the Optimer Medical Affairs Force to the Joint Clearance Committee for comment as provided in Section 5.3.1. Optimer shall be solely liable and responsible for the content of such materials and for ensuring that such materials comply with Optimer Business Policies.

4.4.2                Cubist may, but is not required to, at its sole expense, create, develop, produce or obtain, and provide materials to be used by the Medical Affairs Forces in connection with their interactions with Third Parties with respect to the Product; provided, that Cubist shall submit all such proposed materials to the Joint Clearance Committee for review and all such proposed materials must be approved by the Joint Clearance Committee prior to their use by any of the Medical Affairs Forces. Cubist shall be solely liable and responsible for the content of such materials (excluding any Optimer Trademark) and for ensuring that such materials comply with Cubist Business Policies.

4.4.3                Any materials described in Section 4.4.1 and Section 4.4.2 that are approved by the Joint Clearance Committee in accordance with Section 5.3.4 shall be referred to as the “Medical Affairs Materials.” Each Party may use any of the Medical Affairs Material in connection with the Medical Affairs Program activities under this Section 4, provided such use is in compliance with the terms of this Agreement and the Medical Affairs Program Plan or is otherwise approved by the Joint Clearance Committee. If Optimer elects to use any Medical Affairs Material created by Cubist under Section 4.4.2, Optimer shall reimburse Cubist for its reasonable, documented, out-of-pocket cost of producing or obtaining and providing such

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Medical Affairs Material for the Optimer Medical Affairs Force. Except as provided in Section 5.3.1, the Parties shall not use any materials in conducting Medical Affairs Program activities other than the Medical Affairs Materials approved by the Joint Clearance Committee.

4.4.4                Optimer shall own all copyright and other right, title and interest in and to all Medical Affairs Materials, and Cubist hereby assigns to Optimer any and all interest that Cubist may have in the Medical Affairs Materials; provided, that Optimer hereby grants to Cubist a non-exclusive, royalty-free license under all copyrights that cover the Medical Affairs Materials solely for the purpose of copying, displaying and distributing such Medical Affairs Materials to the extent permitted under this Agreement. This license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason and shall be non-transferable and non-sublicensable.

4.5           Medical Affairs Force Training.

4.5.1                Medical Affairs Training Plan. Each Party shall train all of its Medical Affairs Representatives in accordance with the Medical Affairs Training Plan (including with respect to Applicable Law and relevant requirements under this Agreement) prior to such Medical Affairs Representative performing any Medical Affairs Program activities. Except as set forth in Section 4.4.2, […***…] shall be responsible for the costs and expenses of training […***…] Medical Affairs Representatives in accordance with this Section 4.4.1.

4.5.2                Training Materials.

(a)           Optimer, at its sole expense, will (i) create, develop, produce or obtain, and provide, and continually update materials to be used to train the Medical Affairs Forces with respect to Product and (ii) submit all such proposed materials that are intended to be used by the Cubist Medical Affairs Force to the Joint Clearance Committee for review and approval prior to their use. Optimer agrees to submit materials that are intended to be used exclusively by the Optimer Medical Affairs Force to the Joint Clearance Committee for comment as provided in Section 5.3.1. Optimer shall be solely liable and responsible for the content of such materials and for ensuring that such materials comply with Optimer Business Policies.

(b)           Cubist may, but is not required to, at its sole expense, create, develop, produce or obtain, and provide materials to be used to train the Medical Affairs Forces with respect to the Product; provided, that Cubist shall submit all such proposed materials to the Joint Clearance Committee for review and all such proposed materials must be approved by the Joint Clearance Committee prior to their use by the Medical Affairs Forces. Cubist shall be solely liable and responsible for the content of such materials (excluding any Optimer Trademark) and for ensuring that such materials comply with Cubist Business Policies.

(c)           Any materials described in Section 4.4.2 or Section 4.5.2(b) that are approved by the Joint Clearance Committee in accordance with Section 5.3.4 shall be referred to as the “Medical Affairs Training Materials.” Each Party may use any of the Medical Affairs Training Materials in connection with conducting the Medical Affairs Program activities under this Section 4, provided such use is in compliance with the terms of this

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Agreement and the Medical Affairs Training Plan or is otherwise approved by the Joint Clearance Committee. If Optimer elects to use any Medical Affairs Training Material created by Cubist under Section 4.5.2(b), Optimer shall reimburse Cubist for its reasonable, documented, out-of-pocket cost of producing or obtaining and providing such Medical Affairs Training Material for the Optimer Medical Affairs Force. Except as provided in Section 5.3.1, the Parties shall not use any materials in training the Medical Affairs Forces with respect to Promoting the Product other than the Medical Affairs Training Materials approved by the Joint Clearance Committee.

(d)           Optimer shall own all copyright and other right, title and interest in and to all Medical Affairs Training Materials, and Cubist hereby assigns to Optimer any and all interest that Cubist may have in the Medical Affairs Training Materials; provided, that Optimer hereby grants to Cubist a non-exclusive, royalty-free license under all copyrights that cover the Medical Affairs Training Materials, solely for the purpose of copying, displaying and distributing such Medical Affairs Training Materials to the extent permitted under this Agreement. This license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason and shall be non-transferable and non-sublicensable.

4.6           Information Requests. Each Party shall respond, as promptly as practicable, to the other Party’s reasonable requests for scientific data, clinical study reports and other information relating to the Product and in the control of such Party, to the extent that the requesting Party reasonably requires such information (a) to answer scientific questions regarding the Product, or (b) to otherwise perform its obligations under this Section 4.

4.7           Studies. Optimer shall retain all rights and responsibilities with respect to matters relating to the support for or conduct of investigator initiated studies or any clinical studies, including post-approval studies, or other studies, including health economics and outcomes research and Phase 4 studies, with respect to the Product; provided, that Cubist’s Medical Affairs Representatives may propose or facilitate proposals for investigator-initiated studies and/or health economics and outcomes research for review and consideration by Optimer. Optimer shall, in a timely and reasonable manner, including as reasonably requested by Cubist, keep Cubist informed of the conduct and results of such studies and provide information and data, in each case (i) that is reasonably required by the Medical Affairs Forces in connection with performance of Medical Affairs Program activities under this Section 4 and (ii) solely to the extent that Optimer has the right to provide such results, information and data to Cubist; provided, however, that Optimer shall have no obligation to provide to Cubist any information or data relating to […***…]. If a Cubist Alliance Manager, Cubist Sales Representative, or Cubist Medical Affairs Representative receives any inquiry regarding any such matter described in this Section 4.6, Cubist shall refer the Person making the inquiry to Optimer, in a manner directed by Optimer from time to time.

4.8           Expenses. Except as otherwise set forth herein, […***…] shall bear […***…] expenses in conducting activities pursuant to this Section 4.

4.9           Additional Services. Subject to mutual agreement by the Parties and an additional funding commitment from Optimer, the Parties may consider the following additional activities

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for the Medical Affairs Representatives to perform during the Term: (a) managing and funding educational grants and registry research support by the Medical Affairs Representatives, (b) providing scientific training services, slide libraries, or publications to Optimer, or (c) administering a drug information service, including development of comprehensive response letters.

5.             GOVERNANCE

5.1           Alliance Manager.  The Parties shall each designate a single person (each, an “Alliance Manager”) through whom all significant communications (other than regulatory reporting, which shall be governed by Section 9) shall be channeled. The Alliance Manager appointed by each of the Parties shall, itself or in the event that the Alliance Manager is unavailable, through a designee, (a) function as a single point of contact in all substantive communications with the other Party relative to the Program, (b) coordinate all Program activities, (c) represent their respective Parties in matters pertaining to the Program, (d) attend Program coordination meetings between the Parties, and (e) assist the Joint Steering Committee in coordinating meetings of the Joint Steering Committee. Notwithstanding the foregoing, however, the Parties may communicate directly, through each Party’s General Counsel or Chief Compliance Officer, or his or her designee (respectively), with respect to legal and regulatory compliance matters relative to the Program. Each Party may replace its Alliance Manager at any time, upon at least one week’s prior written notice to the other Party.

5.2           Joint Steering Committee.

5.2.1                The Parties will establish a joint steering committee (the “Joint Steering Committee”) to oversee the activities of the Parties pursuant to this Agreement.

5.2.2                The Joint Steering Committee shall be responsible for oversight of the Parties’ activities under this Agreement with respect to the Promotion and Medical Affairs Program activities of the Product in Territory. Without limiting the foregoing, subject to Section 5.2.5, the Joint Steering Committee shall: (i) review and approve any proposed updates or amendments to the Sales Program Plan (including amending the Target Accounts) or the Medical Affairs Program Plan; (ii) have the right to modify or suspend the Parties’ obligations to Promote the Product in accordance with Section 3 in the event that a Stockout occurs (e.g., requiring Program Employees to modify Calls to explain the Stockout to, and manage the expectations of, Target Accounts); (iii) review and approve the number, general content and targeting approach of Promotional Medical Education Programs, (iv) review and approve the number and targeting approach of Combination Promotional Medical Education Programs and review and approve the general content of the Product portion of such programs, (v) review and approve any updates or amendments to the Training Plans; (vi) resolve any disputes arising among the Sales Forces or the Medical Affairs Forces; (vii) provide a forum for discussion and information exchange regarding the Promotion of the Product; and (viii) undertake all other responsibilities deemed necessary in connection with the management of the activities of the Parties hereunder.

5.2.3                The Joint Steering Committee will be comprised of (a) one senior commercial executive from each Party, (b) one senior medical affairs executive from each Party,

and (c) one other senior executive from each Party. Each Party may change its Joint Steering Committee members at any time by written notice to the other Party. […***…] shall appoint one of its Joint Steering Committee members as chairman of the Joint Steering Committee, whose role shall be to convene and preside at meetings of the Joint Steering Committee, but the chairman shall not be entitled to prevent items that are within the purview of the Joint Steering Committee’s responsibilities from being discussed or to cast any tie-breaking vote.

5.2.4                The Joint Steering Committee will hold meetings at such frequency as determined by the Joint Steering Committee members, but no less than […***…] during the Term. Such meetings may be in person, via videoconference, or via teleconference; provided that at least […***…] of such meetings shall be held in person. The location of in-person Joint Steering Committee meetings will alternate between Optimer’s offices in Jersey City, New Jersey and Cubist’s offices in Lexington, Massachusetts, unless the Parties otherwise agree. At least seven days prior to each Joint Steering Committee meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes of each Joint Steering Committee meeting will be kept by an Optimer member of the Joint Steering Committee and a Cubist member of the Joint Steering Committee, on a rotating basis, and will reflect material decisions made at such meeting. Meeting minutes will be sent to each member of the Joint Steering Committee for review and approval within ten days after a meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the Joint Steering Committee. Each Party’s Alliance Manager may attend any meeting of the Joint Steering Committee in a non-voting capacity. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite other non-member, non-voting representatives of such Party to attend meetings of the Joint Steering Committee.

5.2.5                The Joint Steering Committee shall take action by consensus of its members present at a meeting (provided that at least one member from each Party is present at such meeting), with Optimer and Cubist each having, collectively, among its respective members, one vote irrespective of the number of members in attendance. If the Joint Steering Committee cannot reach consensus with regard to any matter to be decided by the Joint Steering Committee within ten days after such matter has been brought to the Joint Steering Committee’s attention, then such matter shall be referred to the Chief Executive Officer of Optimer and the Chief Operating Officer of Cubist, or their designees (the “Executives”) for resolution. If the Executives cannot resolve the issue within ten days after the matter has been brought to their attention, then, subject to Section 9.5.2, […***…] with respect to all matters relating to the Sales Program activities (including Promotion) and Medical Affairs Program activities and all other matters relating to the Product in the Territory, including the marketing strategy for the Product (e.g., decisions regarding use of the Product Trademarks, Product packaging, and other brand positioning and messaging), and the decision of […***…] with respect to any such matter shall be […***…] (subject to Section 9.5.2) and shall […***…], except that […***…] may not (a) amend the Sales Program Plan or the Medical Affairs Program Plan in such a manner as would impose any performance or financial obligations on […***…] that were not present in or contemplated by the Initial Sales Program Terms or the Initial Medical Affairs Program Terms without the consent of […***…], or (b) impose any obligation on […***…]

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that would be in violation of the […***…] Business Policies. Notwithstanding the foregoing, if […***…] requests and […***…] does not consent to support a portion of the Sales Program Plan that would otherwise be […***…] responsibility under the Initial Sales Program Terms, […***…] will use Commercially Reasonable Efforts to provide such support, subject to written agreement by the Parties as to reasonable […***…] efforts which will be specified in the Sales Program Plan.

5.2.6                Each Party shall bear all its own costs, including expenses incurred by the members nominated by it, in connection with their activities as members of the Joint Steering Committee.

5.3           Joint Clearance Committee.

5.3.1                The Parties will establish a Joint Clearance Committee (the “Joint Clearance Committee”) that will be responsible for reviewing and approving all Sales Materials, Sales Training Materials, Medical Affairs Materials and Medical Affairs Training Materials that, in each case, are intended to be used by any of Cubist’s Program Employees, and for ensuring that such materials comply with Applicable Law. With respect to any Sales Program materials or Medical Affairs Program materials (including training materials) that are intended to be used exclusively by Optimer’s Program Employees, and not by any of Cubist’s Program Employees, Optimer shall submit such materials to the Joint Clearance Committee for review and comment, but no such materials need be approved by the Joint Clearance Committee or the Joint Steering Committee, and Optimer’s Program Employees may use, in Optimer’s sole discretion, any such materials approved internally by Optimer.

5.3.2                The Joint Clearance Committee will be comprised of an equal number of representatives from each Party, and each meeting of the Joint Clearance Committee will include representatives from each Party who have the requisite experience and seniority to make decisions on behalf of such Party with respect to the matters being considered at such meeting (whether related to Sales Program materials or Medical Affairs Program materials) including, as applicable, representatives from each Party’s legal, regulatory affairs, medical and/or marketing teams. Each Party may change its Joint Clearance Committee members at any time by written notice to the other Party. […***…] shall appoint one of its Joint Clearance Committee members as chairman of the Joint Clearance Committee.

5.3.3                The Joint Clearance Committee will hold meetings on an as-needed basis in order to promptly review and approve Sales Materials, Sales Training Materials, Medical Affairs Materials and Medical Affairs Training Materials. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person Joint Clearance Committee meetings will alternate between Optimer’s offices in Jersey City, New Jersey and Cubist’s offices in Lexington, Massachusetts, unless the Parties otherwise agree.

5.3.4                The Joint Clearance Committee shall take action by consensus of its members present at a meeting (provided that at least one member from each Party is present at such meeting), with Optimer and Cubist each having, collectively, among its respective members, one vote irrespective of the number of members in attendance. If the Joint Clearance Committee cannot reach consensus with regard to any matter to be decided by the Joint

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Clearance Committee within ten days after such matter has been brought to the Joint Clearance Committee’s attention, then such matter shall be referred to the Joint Steering Committee and shall be decided in accordance with the procedures set forth in Section 5.2.5.

5.3.5                Each Party shall bear all its own costs, including expenses incurred by the members nominated by it, in connection with their activities as members of the Joint Clearance Committee.

6.             OPTIMER RESPONSIBILITIES.

6.1           Manufacture and Supply. Optimer shall, at its sole cost and expense, have the sole responsibility for the manufacture and supply of the Product in the Territory. Optimer shall use Commercially Reasonable Efforts to manufacture or have manufactured and to supply or have supplied the quantities of the Product required to meet market demand in the Territory during the Term. Optimer shall ensure that Product for sale or distribution in the Territory is manufactured, filled, finished, packaged, labeled, tested, stored, distributed, imported, sold and offered for sale in material compliance with the Product NDA, Applicable Law, Optimer’s applicable Business Policies and the requirements of this Agreement (including, with respect to the manufacture of the Product, in compliance with good manufacturing practices (the current standards for manufacture, as set forth in the Act)).

6.2           Stockout Notice. Optimer shall notify in writing Cubist as promptly as practicable of the occurrence of any Stockout.

6.3           Other Responsibilities. At all times following the beginning of the First Sales Year, the following Provisions shall apply:

6.3.1                Logistics Provider. Optimer shall use Commercially Reasonable Efforts to engage a third party logistic provider capable of receiving orders from wholesalers and other customers (including via electronic data interchange, telephone, and fax) and shipping product to customers within performance standards (including with respect to delivery, and pick, pack and ship errors) customary for an oral prescription medication with similar expected sales volume and growth potential.

6.3.2                Inventory. Optimer shall use Commercially Reasonable Efforts to maintain the Product stocked in inventory at a network of major wholesalers capable of supplying hospital, retail, and institutional pharmacy customers in the Territory by the next Business Day following order receipt.

6.3.3                Alternative Supply Programs. Optimer shall use Commercially Reasonable Efforts to maintain a program that supports continuity of Product supply for patients who would not be able to fill a retail prescription following discharge from a hospital where they had been receiving the Product (e.g., through a specialty pharmacy or a sample program).

6.3.4                Website. During the Term, Optimer shall maintain a website for the Product in the Territory that is consistent with the Sales Materials and the Sales Program Plan. Optimer shall update such website, in a reasonably timely manner, so that such website remains consistent with the then current Sales Materials and the then current Sales Program Plan. The

Joint Clearance Committee will review and approve all content for such website. Cubist shall have the right at its option to include a hyperlink to such website addresses for the Product on Cubist’s website.

6.3.5                Orders for Product; Terms of Sale. Optimer shall have the sole responsibility and right to fill orders with respect to the Product. Cubist shall not take orders for the Product, but if for any reason Cubist should receive sales orders for the Product, Cubist shall promptly forward such orders to Optimer or to Optimer’s designee, as instructed by Optimer. Subject to Optimer’s obligation set forth in the second sentence of Section 6.1, all orders for the Product shall be subject to Optimer’s acceptance, in its sole discretion, and Optimer may cancel any order for the Product, or any part thereof, at any time after acceptance without thereby incurring any liability to Cubist. (Nothing in the foregoing is intended to limit Optimer’s obligations or Cubist’s rights under Section 15.2.) Optimer shall be solely responsible for responding to requests from physicians for individual patients who need the Product but are unable to afford it. Any such request received by Cubist should be forwarded to Optimer for processing in such manner as may be reasonably requested by Optimer in writing from time to time. Except as provided in the immediately preceding sentence, Cubist shall have no obligation with respect to any patient assistance program of Optimer with respect to the Product. Optimer shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Product, including the price at which the Product will be sold, whether the Product shall be subject to any trade or quantity discounts, whether any discount shall be provided for payments on accounts receivable, whether the Product shall be subject to rebates, returns and allowances or retroactive price reductions, the channels of distribution of the Product, and whether credit is to be granted or refused in connection with the sale of the Product.

6.4           Contracting Matters. Without limitation of Section 6.3.5, Optimer shall be solely responsible for all contracting with respect to the sale of the Product, including the setting of pricing for the Product; provided that Optimer shall notify in writing Cubist promptly following any change in the […***…] of the Product. Optimer shall be solely responsible for complying with pricing requirements with respect to the Product in the Territory under Applicable Law (and related reporting, as set forth in Section 9.1.2) and Cubist shall have no liability or responsibility with respect thereto. Optimer shall be responsible for activities relating to government or managed care market segments, including (i) contract strategy, (ii) contract creation, (iii) government reporting and rebate processing, (iv) contract compliance, monitoring and audits, (v) contract administration and claims processing, and (vi) any other matters related to managed care. Optimer shall maintain reasonably adequate field coverage by its group purchasing organization consisting of at least […***…], subject to fluctuation in the ordinary course of business for vacancies, leave, and other ordinary absences; provided, however, that Optimer shall use Commercially Reasonable Efforts to fill vacancies within a reasonable period of time.

7.             REPORTING AND AUDITS

7.1           Reporting by Cubist. Subject to Section 7.3, within […***…] days following the end of each Sales Quarter, Cubist shall furnish Optimer with a written report that provides information about Cubist’s Promotion and Medical Affairs Program activities for such Sales Quarter, including the following information substantially in the form set forth in Exhibit 7.1: (a) the […***…]

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[…***…] made by the Cubist Sales Force, […***…] made by the Cubist Sales Force to […***…], (b) the […***…] conducted by Cubist, including in each case, the […***…], and (c) the […***…] the Cubist Medical Affairs Force and […***…] (each, a “Cubist Report”). In addition, Cubist shall furnish Optimer with a written report, substantially in the form set forth in Exhibit 7.1 of the aggregate Product incentive compensation paid to Cubist’s Sales Representatives within […***…] days following the date on which such incentive compensation is paid to such Sales Representatives.

7.2           Reporting by Optimer.  Within […***…] after the end of each of the applicable time periods specified below (or, with respect to any time period less than […***…], […***…] days after the end of each of the applicable time periods specified below), Optimer shall furnish Cubist with a report (in any format or on any medium used by Optimer in its ordinary course of business) containing the following information with respect to the Territory and with respect to such time period (each, an “Optimer Report”):

7.2.1                on a weekly basis (subject to reasonable delays due to holidays and delays in receipt of data by Optimer), to the extent tracked and reported by Optimer for its internal management purposes, the quantity of any Product shipped from any factory by Optimer and the destinations of any such shipments;

7.2.2                on a monthly basis, the Product unit sales by Optimer or any of its Affiliates to distributors and other Third Parties;

7.2.3                on a monthly basis, the amount and a detailed calculation of the Gross Sales and Net Sales (including all deductions (by category) included in the calculation thereof);

7.2.4                on a Sales Yearly basis, the amount and a detailed calculation of the Annual Gross Profit Share Amount Due; and

7.2.5                on a Sales Quarterly basis, (a) the […***…] made by the Optimer Sales Force, […***…] made by the Optimer Sales Force […***…], in each case, to the extent […***…], (b) the […***…], including in each case, the […***…], (c) […***…], and (d) […***…] the Optimer Medical Affairs Force and […***…], in each case, to the extent […***…].

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7.3           Other Information. Each Party shall use Commercially Reasonable Efforts to respond to any reasonable requests from the other Party made through the Joint Steering Committee for other relevant data and information relating to this Agreement, to the extent such information is tracked by Optimer.

7.4           Information Technology. Cubist shall have the sole right and responsibility to determine and provide, at its expense, the information technology systems (the “Systems”) to be employed by the Cubist Sales Force in the performance of Cubist’s responsibilities under this Agreement with respect to the Promotion of the Product. Cubist shall use Commercially Reasonable Efforts to implement Systems with the capacity and ability to collect the information required to comply with Cubist’s reporting obligations pursuant to Section 7.1 hereunder as promptly as practicable following the Effective Date.

7.5           Audit Rights.

7.5.1                Each Party shall maintain complete and accurate books and records in accordance with standard industry practice regarding its activities pursuant to this Agreement, for three years from the date of the creation of the applicable records.

7.5.2                Upon reasonable advance notice to the other Party, each Party shall be entitled, at its expense, not more than […***…] in any […***…], to have access to the foregoing records of the other Party, solely if and to the extent necessary to review such books and records to determine whether the other Party has performed its obligations pursuant to this Agreement. An audit shall take place under this Section 7.5 during normal business hours, on such days and at such times as mutually agreed upon by the Parties, and in a manner not disruptive to the business operations of the audited Party. Should the auditing Party discover information indicating, in its reasonable opinion, an inaccuracy in any report provided by the other Party pursuant to this Agreement or a material breach of either Party’s obligations under this Agreement, the auditing Party shall so notify the other Party in writing thereof (and shall set out its preliminary conclusions in reasonable detail), provided that such notice shall not constitute notice of a material breach for purposes of Section 16 unless such notice is expressly sent pursuant to Section 16. The audited Party shall advise the auditing Party in writing within 30 days of receiving such notice should the audited Party disagree with the determination of the auditing Party. The auditing Party shall bear all expenses in connection with any audit under this Section 7.5 unless such audit reveals a […***…] by the audited Party, in which case the audited Party shall bear such expenses. For clarification, this Section 7.5 shall not apply to audits of Optimer’s financial books and records which shall be subject to the provisions of Section 8.4.

8.             CONSIDERATION

8.1           Service Fee.  Within ten days following the Sales Program Commencement Date, Optimer will pay to Cubist a non-refundable amount of $3,750,000 (the “Quarterly Amount Due”). Commencing on the first day of the second Sales Quarter of the First Sales Year, and on the first day of each subsequent Sales Quarter during the First Sales Year and the Second Sales Year, Optimer will pay to Cubist a non-refundable amount equal to the Quarterly Amount Due.

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8.2           Sales Target Bonuses. If Net Sales of the Product in the Territory for a given Sales Year meet or exceed the Sales Target for such Sales Year, then Optimer will pay to Cubist the following sales bonuses for such Sales Year (each, a “Sales Target Bonus”) within 15 days following the end of such Sales Year:

Sales Target Bonus
First Sales Year	$5,000,000
Second Sales Year	$12,500,000

8.3           Promotion Profit Share.  Within 30 days following the end of the First Sales Year and the Second Sales Year, Optimer will pay to Cubist […***…] of Gross Profit attributable to any Net Sales in excess of the Sales Target for such Sales Year (“Annual Gross Profit Share Amount Due”). Concurrently with paying the Annual Gross Profit Share Amount Due, Optimer will submit to Cubist the report required by Section 7.2.4.

8.4           Consequences of a New Cubist Product. Beginning upon the date that is […***…] following the first day of the First Sales Year, if Cubist engages in the promotion of a product other than Cubicin or the Product, Cubist […***…]. In the event that Cubist […***…] set forth in this Section 8.4, […***…]. For example, if Cubist […***…] to […***…] (a relative […***…]), the […***…].

8.5           Payments; Records; Audits.

8.5.1                Payments due to a Party under this Agreement shall be made in U.S. dollars by, at such other Party’s option, check or wire transfer in immediately available funds to an account designated by such other Party.

8.5.2                Each Party shall pay interest on any amounts overdue under this Agreement at a rate of […***…] percent of the overdue payment per month, or, if lower than […***…] percent of the overdue payment per month, the highest interest rate permitted under Applicable Law.

8.5.3                Optimer shall keep and maintain complete and accurate books and records sufficient to support and confirm the calculation of Annual Gross Profit Share Amount Due, Gross Sales and Net Sales hereunder and shall retain such books and records for a period of at least three years after the end of the applicable Sales Year.

8.5.4                Not more than […***…] every […***…], Cubist may elect to have an audit conducted with respect to Optimer’s determination of the Annual Gross Profit Share Amount Due, Gross Sales and Net Sales for a given Sales Year; provided, that such audit may not be conducted for any Sales Year more than […***…] years after the end of such Sales Year. In

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connection with an audit, Cubist shall engage an independent nationally recognized accounting firm mutually acceptable to Optimer and to Cubist. The expenses of any independent accounting firm engaged in connection with this Section 8.5.4 shall be borne by Cubist, except that Optimer shall bear such expenses in the case in which the amount of the Annual Gross Profit Share Amount Due for the applicable period, as reported by Optimer, is less than […***…] of the amount of the Annual Gross Profit Share Amount Due, as determined by such accounting firm. Optimer shall provide such accounting firm conducting any audit pursuant to this Section 8.5.4 access to Optimer’s books and records and its calculations solely to the extent necessary to confirm the amounts of the Annual Gross Profit Share Amount Due, Gross Sales or Net Sales and the calculations thereof, including for determining the amounts payable to Cubist under this Agreement. The decision of the independent accounting firm shall be final and binding.

9.             ADVERSE EVENT REPORTING, REGULATORY MATTERS, PRODUCT INFORMATION AND COMPLIANCE

9.1           Regulatory Reporting and Related Matters.

9.1.1                Optimer shall be solely responsible for the Product NDA during the Term. Except to the extent required by Applicable Law, Cubist shall not take any action concerning any application, registration, authorization or approval under which the Product is sold.

9.1.2                Optimer shall be solely responsible for preparing and making all reports, submissions and responses to Agencies, including DDMAC (the FDA’s Division of Drug Marketing, Advertising, and Communications), concerning the Product, including reporting Adverse Events and Field Alerts and other pharmacovigilance reports and including price reporting with respect to the Product required by Applicable Law, each in conformance with Applicable Law.

9.1.3                Notwithstanding Sections 9.1.1 and 9.1.2, at Cubist’s expense and with respect to the Product:

(a)           Cubist shall have the right to make such reports as are necessary for Cubist to comply with all applicable laws, rules, regulations and requirements of the FDA or any other Agencies applicable to it, and

(b)           Cubist shall be responsible for making any reports required by any Applicable Law (including any law in any state, territory or possession in the Territory) that requires the reporting of expenditures by or on behalf of Cubist or its Affiliates under this Agreement, including the reporting of gifts, fees, payments, and other items of value provided by or on behalf of Cubist or its Affiliates, including for the purpose of promoting, marketing or advertising the Product; provided however, that upon the request of Cubist, Optimer shall provide to Cubist, in a timely manner, such information in the control of Optimer that is required to be included in any such report. Optimer shall be responsible for making any reports required by any Applicable Law (including any law in any state, territory or possession in the Territory) that requires the reporting of expenditures by or on behalf of Optimer or its Affiliates under this Agreement, if any, including the reporting of gifts, fees, payments, and other items of value

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provided by or on behalf of Optimer or its Affiliates, including for the purpose of promoting, marketing or advertising the Product.

9.1.4                Without limitation of the Parties’ obligations under Section 9.1.3(b), upon the request of a Party, the other Party shall provide to the requesting Party, in a timely fashion, such information and data concerning the Product in its control that is requested by the requesting Party and is required for the requesting Party to meet its reporting obligations under Applicable Law; provided that the other Party has the right to disclose such information to the requesting Party.

9.1.5                Except with respect to communications with Agencies concerning the Product in connection with the reports that Cubist is required to make under Section 9.1.3(b), to the extent permitted by Applicable Law, and to the extent practicable given the time period within which any such communication is required to be made, Cubist shall provide Optimer with reasonable advance written notice of, and an opportunity to discuss in good faith, any communications concerning the Product with any Agency proposed to be made by Cubist in advance thereof. Cubist shall promptly provide notice to Optimer of any communications that it has with any Agency concerning the Product and if reasonably requested by Optimer, shall, to the extent permitted by Applicable Law, send Optimer copies of written communications or meeting minutes with respect to such communications (but, for clarity, Cubist may exclude any minutes or information contained therein that are subject to attorney client privilege).

9.1.6                Except as otherwise set forth in or contemplated by this Agreement, Optimer shall be solely responsible for (i) taking all actions and conducting all communication with all Third Parties with respect to the Product, including responding to all Product Quality Complaints with respect thereto, including complaints related to tampering or contamination, and (ii) investigating all Product Quality Complaints, Adverse Events and Field Alerts with respect to the Product. Cubist may notify a Third Party that it will report information regarding Product Quality Complaints, Adverse Events and Field Alerts about the Product to Optimer, but, subject to Section 9.1.3, may not otherwise communicate with any Third Party regarding any such matter. Cubist shall, at Optimer’s expense, cooperate with Optimer’s reasonable requests and use its reasonable efforts to assist Optimer, as may be reasonably requested by Optimer, in connection with (A) preparing any and all reports with respect to the Product in the Territory for submission to any Agency, (B) preparing and disseminating communications with respect to the Product in the Territory to Third Parties, to the extent relating to Cubist’s obligations hereunder, and (C) investigating and responding to any Product Quality Complaint or Adverse Event related to the Product in the Territory.

9.1.7                Each Party shall comply with Applicable Law in connection with collection of information regarding, and reporting of, Adverse Events.

9.1.8                Cubist shall direct its Program Employees to provide notice to Optimer by the end of the […***…] after the time they become aware of an Adverse Event associated with use of the Product (whether or not the reported effect is (i) described in the Product Labels and Inserts or the published literature with respect to the Product or (ii) determined to be attributable to the Product) of any information in or coming into their possession or control concerning such Adverse Event by contacting such number as Optimer

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may designate from time to time (which unpublished number is not to be provided by Cubist to Third Parties) 8:00 a.m. — 6:00 p.m. ET, Monday through Friday, excluding holidays (or such other time periods as Optimer may designate from time to time), or by completing the Adverse Event Report Form(s) provided by Optimer and submitting such form to Optimer (which form, at the election of Optimer, may be provided and or required to be submitted in electronic form). Cubist may also provide a published number as Optimer may designate from time to time to Third Parties for such Third Parties to contact the Optimer Information Center directly (provided that the foregoing shall not limit Cubist’s obligations set out above in this Section in the event that it becomes aware of an Adverse Event).

9.1.9                Cubist shall direct its Program Employees to notify Optimer by the end of the […***…] after the time they become aware of any information that might necessitate the filing by Optimer of a field alert report, as required under 21 C.F.R. § 314.81(b)(1), as such regulation may be amended from time to time, (a “Field Alert”) by contacting such number as Optimer may designate from time to time (which unpublished number is not to be provided by Cubist to Third Parties) 8:00 a.m. — 6:00 p.m. ET, Monday through Friday, excluding holidays (or such other time periods as Optimer may designate from time to time). Cubist may also provide a published number as Optimer may designate from time to time to Third Parties for such Third Parties to contact the Optimer Information Center directly (provided that the foregoing shall not limit Cubist’s obligations set out above in this Section in the event that it becomes aware of any information that might necessitate the filing by Optimer of a Field Alert).

9.1.10              Cubist shall direct its Program Employees to notify Optimer by the end of the […***…] after they become aware of any Product Quality Complaint associated with use of the Product of any information in or coming into their possession or control concerning such Product Quality Complaint by contacting such number as Optimer may designate from time to time) (which unpublished number is not to be provided by Cubist to Third Parties) 8:00 a.m. — 6:00 p.m. ET, Monday through Friday, excluding holidays (or such other time periods as Optimer may designate from time to time). Cubist may also provide a published number as Optimer may designate from time to time to Third Parties for such Third Parties to contact the Optimer Information Center directly (provided that the foregoing shall not limit Cubist’s obligations set out above in this Section in the event that it becomes aware of an Adverse Event).

9.1.11              Optimer shall provide adverse drug experience information regarding the Product to Cubist to the extent Optimer provides such information to its own Sales Representatives and Medical Affairs Representatives or it is required to do so by Applicable Law. Optimer shall also notify Cubist in writing by the end of the […***…] after receipt of any formal communication received by Optimer from the FDA or any other Agency regarding any threatened or pending action that may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Optimer shall provide to Cubist all safety information with respect to the Product in the possession of Optimer or its Affiliates and mutually agreed by the Parties to be necessary or useful for the Cubist Sales Force to Promote the Product pursuant to this Agreement or to respond to requests for medical information pursuant to Section 9.4.5.

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9.1.12              Optimer shall provide to Cubist copies of any drug information standard response letters that relate to the Product in the Territory and any updates made to such response letters reasonably promptly after such letters and updates are generated, which response letters and updates may be used by Cubist’s Medical Affairs Representatives and Sales Representatives in connection with the Program activities under this Agreement. Without limitation of Section 13 (including with respect to the exceptions set forth in Section 13.2 and authorized disclosures pursuant to Section 13.3), in no event shall Cubist provide any such letters (or updates) to any Third Party except as contemplated by this Agreement.

9.1.13              Notwithstanding anything in Section 3.6 to the contrary, each Party shall be responsible for training, at its expense, its own Sales Representatives and Medical Affairs Representatives regarding Adverse Event, Field Alert, Product Quality Complaint and Product Information Request reporting requirements of Optimer with respect to the Product in accordance with this Agreement and shall maintain records regarding such training.

9.1.14              Cubist shall put in place procedures and protocols that shall be actively managed by Cubist to ensure that all relevant information regarding the matters referred to in this Section 9.1 that come to the attention of any member of the Cubist Sales Force or Cubist Medical Affairs Force is promptly conveyed to Cubist so that Cubist can comply with its reporting obligations hereunder.

9.1.15              Optimer shall have sole discretion regarding safety matters with respect to the Product, including determining whether to conduct a Product recall or withdrawal.

9.2           Threatened Agency Action. Each Party shall give written notice to the other Party’s Regulatory Affairs Department, with a copy to the other Party’s General Counsel, as promptly as practicable (but in no event later than […***…] Business Days) after becoming aware of the applicable occurrence, of (a) any threatened or pending investigation by an Agency, including the FDA, Federal Trade Commission, U.S. Department of Health and Human Services, or (b) any threatened or pending claims or actions by any Third Parties, including any Agency, including any such claims or actions that (i) relate to any product liability claim, or sales or promotional activities, or (ii) allege violations of (A) the Act or other Applicable Law, including any federal or state anti-kickback laws, or (B) the federal False Claims Act, in each case (a) and (b), that relate to the Product in the Territory and may affect the safety or efficacy claims of the Product or the continued marketing and Promotion of the Product. Upon receipt of any such information, the other Party may consult with such notifying Party in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing in this Section 9.2 shall restrict such notifying Party’s ability to make a timely report of such matter to any Agency or take other action that it deems to be required by Applicable Law, subject to Section 9.1.

9.3           Compliance Program. Each Party, consistent with good practice, shall maintain a corporate compliance program that will include a mechanism for its employees to report, anonymously if they choose, any concerns about potential illegal activity, and that such Party will investigate any such reports. Each Party shall give written notice to the other Party’s Chief Compliance Officer, with a copy to the other Party’s General Counsel, of the substance of any such report that relates to the subject of this Agreement within a reasonable time (but in no event

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later than […***…] Business Days) after it is received, and before reporting any such activity to any Agency, unless such Party concludes in good faith that doing so would violate Applicable Law or would compromise such Party’s ability to complete an appropriate investigation. Each Party shall in any case inform the other Party of the result of the investigation (unless such Party concludes in good faith that doing so would violate Applicable Law) within 5 Business Days after learning of the result. Without limiting the foregoing, each Party’s corporate compliance program shall also include, and in addition to the training required pursuant to Section 3.6 and Section 4.4, each Party shall carry out, a broad training program in ethics and compliance with Applicable Law.

9.4           Product Information.

9.4.1                Each Party shall respond, as promptly as practicable, to the other Party’s requests for information relating to Product and in the control of such Party, to the extent that the requesting Party reasonably requires such information to comply with Applicable Law or to perform its obligations under this Agreement.

9.4.2                Optimer shall provide to Cubist information sufficient to allow the Sales Representatives to discuss Product pricing consistent with the Training Materials and Applicable Law.

9.4.3                Each Party shall direct (a) its Sales Representatives and Medical Affairs Representatives to make only those statements and claims regarding the Product, including as to efficacy and safety, that are consistent with and within the scope of the Sales Program Materials and the Medical Affairs Materials, (b) its Sales Representatives to Detail the Product in a fair and balanced manner, (c) its Sales Representatives and Medical Affairs Representatives to use the Sales Program Materials and Medical Affairs Materials, respectively, in each case as approved by the Joint Clearance Committee and without any addition, deletion or other modification and in a manner consistent with the Sales Program Plan, the Medical Affairs Program Plan and all Applicable Law, and (d) its Program Employees to not provide any Off-Label Information to any Third Party, other than as permitted under Section 9.4.4. Neither Party shall, and each Party shall instruct its Sales Representatives and Medical Affairs Representatives not to, make any knowingly untrue or misleading statements or comments about (i) the Product, or (ii) the other Party or its Affiliates or any of their respective employees.

9.4.4                Notwithstanding anything in this Agreement to the contrary, no Program Employee may respond to or otherwise communicate with any Target Prescriber or other Third Party with respect to any Off-Label Information (except that Program Employees may respond to say that the information the Third Party desires to discuss is Off-Label Information or that they cannot respond) with the exception that that the Medical Affairs Representatives may respond to unsolicited inquiries made to a Party by medical professionals with respect to any Off-Label Information in a manner consistent with Applicable Law and such Party’s Business Policies.

9.4.5                Optimer shall have the exclusive right to respond in the ordinary course of its business to all questions or requests for information about the Product made by any medical professionals or any other Person to the Sales Representatives or Medical Affairs

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Representatives, that (i) warrant a response beyond the understanding or knowledge of the Sales Representatives or Medical Affairs Representatives, as applicable, or (ii) are outside the scope of the Sales Materials or Medical Affairs Materials (including any questions or requests for information relating to any Off-Label Information) (each, a “Product Information Request”). Cubist shall promptly communicate all Product Information Requests to Optimer as follows: by telephone at such number as Optimer may designate from time to time (which unpublished number is not to be provided by Cubist to Third Parties), 8:00 a.m. — 6:00 p.m. ET, Monday through Friday, excluding holidays (or such other time periods as Optimer may designate from time to time), or by completing an electronic information request form at such website address as Optimer may designate from time to time. Cubist shall have the right at its option to include a hyperlink to such website address on Cubist’s internal website for the Product in a form and manner to be mutually agreed upon by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed). Cubist may also provide a published number as Optimer may designate from time to time to medical professionals (and any other Persons who make any Product Information Requests) for such Persons to contact Optimer directly (provided that the foregoing shall not limit Cubist’s obligations set out above in this Section 9.4.5 with respect to any Product Information Requests). Cubist may at its option require a signed document from any Person making an unsolicited inquiry before accepting the inquiry.

9.4.6                In connection with the Program, including the Promotion of the Product, Cubist may inform Target Prescribers or other medical professionals that they may contact Optimer at such number as Optimer may designate from time to time regarding questions or requests for information about the Product.

9.5           Compliance with Laws and Policies.

9.5.1                Each Party shall perform all of its obligations under this Agreement in compliance with (i) Applicable Law, (ii) applicable Employment Law, (iii) Regulatory Approvals for the Product, (iv) Product Labels and Inserts, and (iii) the Business Policies of such Party.

9.5.2                Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to take any action if such Party reasonably determines, based on the advice of legal counsel or other appropriate experts, that such action would violate any Applicable Law, including any such action involving the use or dissemination of any Sales Materials or Medical Affairs Materials.

10.          RETURNED/RECALLED PRODUCT

10.1         Returned Product. Optimer shall have the sole responsibility and right to accept returned Product. Except as directed by Optimer pursuant to Section 10.2, Cubist shall not solicit the return of Product. If Cubist receives an inquiry from a Third Party regarding Product returns, Cubist shall instruct such Third Party to return the Product in accordance with Optimer’s return policy for the Product, as such policy is provided to Cubist from time to time. If, for any reason, Cubist should receive any returned Product, Cubist shall promptly notify Optimer in writing. Any Product returned to Cubist shall be shipped by Cubist to Optimer’s designated facility, with shipping costs to be reimbursed to Cubist by Optimer. Cubist may advise the customer who made the return that the Product has been returned to Optimer. Cubist shall fully complete and deliver to Optimer the Optimer Return Authorization Form provided by Optimer to Cubist with respect to any returned Product received by Cubist and shipped to Optimer pursuant to this Section 10.1.

10.2         Recalled Product. At Optimer’s reasonable request, Cubist shall assist Optimer in obtaining and receiving the Product in the event the Product is recalled or withdrawn from the market, and Optimer shall reimburse Cubist for all documented out-of-pocket costs and expenses incurred by Cubist in taking such actions.

11.           INDEPENDENT CONTRACTOR STATUS OF CUBIST, INCLUDING THE SALES FORCES

The status of Cubist under this Agreement shall be that of an independent contractor. Cubist shall not have the right to enter into any agreements on behalf of Optimer, nor shall it represent to any Person that it has any such right or authority. The Cubist Sales Force and the Cubist Medical Affairs Force shall not be, and shall not be considered to be, “employees” or “joint employees” of Optimer for any purpose. Cubist shall be solely responsible for determining all conditions of employment of the Cubist Sales Force and Medical Affairs Force. Cubist shall be responsible for the means, manner, mode and methods of performing its activities hereunder, subject to and consistent with the terms of this Agreement, the Sales Program Plan and the Medical Affairs Program Plan. Cubist acknowledges and agrees that no Cubist Sales Representative or Medical Affairs Representative shall receive any employee benefits of any kind from Optimer.

12.           NONCOMPETITION; NONSOLICITATION

12.1         Noncompetition.

12.1.1              Subject to this Section 12.1 and the other terms and conditions of this Agreement, during the Term and for […***…] thereafter (other than in the event of […***…]) (the “Noncompete Period”), Cubist shall not, and shall cause its Affiliates not to, directly or indirectly, (i) market, Promote, sell, distribute or accept orders for the sale of any Competing Product in the Territory, or (ii) assist or cooperate in any way with any other Person in connection with the marketing, Promotion, selling, distribution (other than for pre-clinical or clinical study purposes) or acceptance of orders for the sale of any Competing Product in the Territory. For the avoidance of doubt, nothing in this Agreement shall restrict Cubist’s right, (a) during the Noncompete Period, to develop and manufacture for development, and (b) after the Noncompete Period, to develop, manufacture and commercialize, in each case, the oral lipopeptide currently under development by Cubist with respect to the Disease State known as CB-183,315, including any follow-ons and backups with respect thereto.

12.1.2              Each Party acknowledges and agrees that the temporal and geographic limitations set forth in this Section 12.1 are reasonable and necessary to protect the legitimate interests of the other Party and agrees not to contest such limitations in any proceeding.

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12.2         Non-Solicitation. During the Term […***…], neither Party will recruit, solicit, or induce any […***…] of the other Party to terminate such […***…] employment with such other Party and become employed by or consult for such Party. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not include: (a) circumstances where a […***…] of a Party initiates contact with the other Party with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party, including responses to general advertisements. Notwithstanding the foregoing, the Parties may agree in writing on an […***…] basis that this Section 12.2 does not apply.

13.            CONFIDENTIALITY

13.1         Confidential Information. Except to the extent permitted by this Agreement and subject to Sections 13.2 and 13.3, at all times during the Term and for five years following the expiration or earlier termination of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information of the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, subcontractors or consultants who have a need to know such information (collectively, “Recipients”) to perform the Receiving Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder) and who are bound by written confidentiality obligations with respect to such Confidential Information no less stringent than those set forth in this Agreement and (b) shall not use any Confidential Information directly or indirectly for any purpose other than performing its obligations hereunder. The Receiving Party shall be fully liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

13.2         Exceptions to Confidentiality.

The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party that:

13.2.1              is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party or any Recipients;

13.2.2              is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party or any of its Affiliates;

13.2.3              the Receiving Party can demonstrate by competent evidence was already in its or its Affiliates’ possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party or any of its Affiliates;

13.2.4              is generally made available to Third Parties by the Disclosing Party or any of its Affiliates without restriction on disclosure; or

13.2.5              the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party or any Recipients without the aid, use or application of any Confidential Information of the Disclosing Party.

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13.3         Residual Knowledge and Inadvertent Disclosure. The Disclosing Party understands and acknowledges that the Receiving Party has and may have present or future initiatives or opportunities involving similar products, programs, technologies or processes that may compete with a product, program, technology or process of the Disclosing Party. Except as otherwise provided in Section 12.1, the Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that the Receiving Party will not itself develop, manufacture or market or enter into business relationships with one or more third parties to develop, manufacture or market products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process of the Disclosing Party (a “Competing Program”), provided that the Receiving Party will not use the Disclosing Party’s Confidential Information in breach of this Agreement. Anything to the contrary notwithstanding, it shall not be a breach of this Agreement for an officer, director, employee, consultant or advisor of the Receiving Party to use his or her Residual Knowledge while performing services for the Receiving Party where such use cannot be reasonably be avoided due to the nature of such officer’s, director’s, employee’s, consultant’s or advisor’s duties to the Receiving Party, and provided that the Residual Knowledge is not knowingly and intentionally used to advance a Competing Program. “Residual Knowledge” means knowledge, techniques, experience and know-how that would otherwise be considered Confidential Information and is (i) owned or controlled by the Disclosing Party and (ii) retained in the unaided memory of an officer, director, employee, consultant or advisor of the Receiving Party after he or she had access to the Disclosing Party’s Confidential Information. Any use made by the Receiving Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

13.4         Authorized Disclosure. Each Party and its Recipients may disclose Confidential Information of the other Party to the extent that such disclosure is:

13.4.1              made in response to a valid order of a court of competent jurisdiction or other Agency of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall, if legally permissible and reasonably practicable, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

13.4.2              made pursuant to Section 13.6 or Section 13.7;

13.4.3              made to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, (a) that any such Third Party shall be subject, in writing, to non-use and non-disclosure obligations with respect to the information disclosed to it pursuant to this Section 13.4.3, which obligations shall be at least as restrictive with respect to such information as the provisions of this Agreement, and (b) with respect to disclosure by Optimer of Cubist Confidential Information to any Cubist Competitor pursuant to this Section 13.4.3, Optimer has (i) entered into a non-binding term sheet with such Cubist Competitor with respect to such matter, or (ii) entered into a binding agreement to exclusively negotiate such matter with such Cubist Competitor; or

13.4.4              otherwise required by Applicable Law, based on advice of legal counsel to the Receiving Party or its Recipients.

13.5         Notification. The Receiving Party shall notify the Disclosing Party in writing immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

13.6         Remedies. Each Party acknowledges that the failure of the Receiving Party or any of its Recipients to comply with any of the provisions of this Section 13 will result in irreparable injury and continuing damage to the Disclosing Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of this Section 13 by the Receiving Party, the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and other equitable remedies, including an equitable accounting of all earnings, profits and other benefits arising from such violation, which remedies shall be cumulative and in addition to any other rights or remedies to which the Disclosing Party may be entitled in law or equity. The Receiving Party agrees to waive any requirement that the Disclosing Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.5 is intended, or shall be construed, to limit a Party’s right to equitable relief or any other remedy for a breach of any provision of this Agreement.

13.7         Use of Names. Except as required by law or regulation, or as expressly permitted under any written agreement between the Parties or any of their respective Affiliates, subject to Section 13.7 if applicable, neither Party shall make a Public Announcement regarding the Program or this Agreement or use the name of the other in any Public Announcement without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such Public Announcement for review and approval, as early as possible, but in no event less than three Business Days in advance of the making of such Public Announcement. Notwithstanding anything in this Section 13.6 to the contrary, the foregoing provisions of this Section 13.6 shall not apply to (a) either Party’s disclosure of its unaudited financials made in its ordinary course of business, or (b) Public Announcements made by either Party that are substantially similar to statements that were previously reviewed and approved by the other Party pursuant to this Section 13.6.

13.8         Confidential Treatment. If either Party is required to file or disclose this Agreement or any portion thereof with the United States Securities and Exchange Commission or any other Agency, such Party shall notify the other Party in writing and shall provide the other Party with at least […***…] Business Days to request redactions thereof prior to making such filing or disclosure. The Disclosing Party shall use its reasonable efforts to procure confidential treatment of the Agreement pursuant to the Securities Act of 1933 or the Securities Exchange

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Act of 1934, in each case as amended, and the rules, regulations and guidelines promulgated thereunder, or any other applicable law or regulation. If the Disclosing Party cannot procure confidential treatment of the entire Agreement, it will use its reasonable efforts to procure confidential treatment for such portions of the Agreement as may be reasonably requested in a timely manner by the other Party.

14.          TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

14.1         Product Trademarks; Optimer House Marks; and Cubist Trademarks.

14.1.1              Cubist shall Promote the Product only under the Product Trademarks without any co-branding, and in no event shall any of the Cubist Trademarks be included in any Sales Materials, Medical Affairs Materials or any other materials, information or documentation relating to the Product. Without limiting the foregoing, Cubist shall have no right to include the Product Trademarks or the Optimer House Marks on business cards, stationery, trade show announcements and similar materials of Cubist and its Affiliates, and Cubist shall only be entitled to use approved Sales Program Materials and approved Medical Affairs Materials bearing the Product Trademarks (and, if approved by Optimer, the Optimer House Marks), without co-branding with any Cubist Trademarks, in connection with the Program.

14.1.2              Optimer hereby grants to Cubist a non-exclusive, royalty-free license to use the Product Trademarks and the Optimer House Marks in the Territory solely as necessary to conduct the Program, including for use in the approved Sales Materials and Medical Affairs Materials, in each case in accordance with this Agreement, which license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason. Such license shall be non-transferable and non-sublicensable.

14.2         Ownership. Except for the non-exclusive license expressly set forth in Section 14.1.2, nothing in this Agreement shall give a Party any rights, title or interest in or to the Trademarks that the other Party or any of its Affiliates, as the case may be, own, license or maintain. Each Party acknowledges and agrees that the other Party or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to the Trademarks of such Party, including any form or embodiment thereof, and the goodwill now and hereafter associated therewith. For clarity, Optimer is the owner of all right, title and interest in and to the Product and the Product Trademarks and the goodwill now and hereafter associated therewith and all use of the Product and the Product Trademarks by Cubist shall at all times inure to the benefit of Optimer.  […***…] own any and all data, information, results and analyses specifically related to the Product and generated by […***…] performance under this Agreement (but excluding, without limitation, (a) the identity of and information regarding the Target Accounts and Target Prescribers and the allocation of […***…] Sales Force thereto, and (b) information relating to the Disease State generally), and […***…] shall have the unrestricted right to use any and all such data, information, results and analyses for any purpose whatsoever.

14.3         Trademark Maintenance. Neither Party shall undertake any action to register or renew any of the Trademarks of the other Party or to defend against or pursue an infringement claim based on or relating to any of the Trademarks of the other Party, except upon the reasonable written request of the other Party and at the other Party’s expense, which request shall

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be permitted only to the extent relating specifically to the Territory and this Agreement. If a registration or renewal of any of the Trademarks of a Party is secured by the other Party, whether or not in its name, such registration or renewal, as the case may be, shall be effected solely for the benefit of the first Party. Upon termination of this Agreement or upon earlier request of a Party, any such registrations or renewals (or any pending application therefor) shall either be assigned to such Party, or surrendered by the other Party for cancellation, as the requesting Party shall direct in writing, and the other Party shall file with appropriate Agencies any statement required in connection with such assignment, surrender or cancellation.

14.4         Trademark Infringement. Each Party shall advise the other Party of those cases of actual or potential infringement of the Product Trademarks or, if and to the extent such Party determines that such actual or potential infringement relates to the Promotion or other exploitation of the Product, the Optimer House Marks, in the Territory that come to such Party’s attention and Cubist shall, at Optimer’s cost, render such assistance as may be reasonably requested by Optimer in writing in connection with any action taken by Optimer in connection therewith (which action, if any, shall be in Optimer’s sole discretion). Optimer shall have sole control of such action. Optimer shall be liable for reasonable expenses and reasonable attorneys’ fees incurred by Cubist at the specific written request of Optimer in connection with such actions.

15.          WARRANTIES; INDEMNITIES; INSURANCE

15.1         Representations, Warranties and Covenants.

15.1.1              Each Party represents and warrants to the other Party as of the Effective Date as follows:

(a)           it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation or formation;

(b)           it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(c)           this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof; and

(d)           the execution, delivery and performance of this Agreement by such Party and the transactions contemplated herein, including the rights granted hereunder or the exercise of such rights as contemplated by this Agreement, do not (A) violate, conflict with, or constitute a breach of or under, its charter or similar organization document, its by-laws or any order, award, judgment, decree, agreement or instrument to which such Party or any of its Affiliates is a Party or by which it is bound, or (B) require the consent of, or notice to, any Person or the authorization of (by notice or otherwise) any Agency.

15.1.2              Cubist represents and warrants, as of the Effective Date, and covenants to Optimer that:

(a)           neither it nor its Affiliates has been debarred or is subject to debarment and neither it nor its Affiliates will use in any capacity, in connection with the performance of its obligations under this Agreement, any person who is debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section. Cubist will notify Optimer in writing immediately if it or any Cubist Sales Representative or Cubist Medical Affairs Representative is debarred or is the subject of a conviction described in Section 306 of the Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Cubist’s knowledge, is threatened, relating to the debarment or conviction of Cubist or any Cubist Sales Representative or Cubist Medical Affairs Representative pursuant to Section 306 of the Act; and

(b)           to the Knowledge of Cubist, except as would not reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory, (A) Cubist and its Affiliates have Promoted its products in the Territory in compliance with Applicable Law in all material respects, (B) as of the Effective Date, neither Cubist nor any of its Affiliates (x) is being investigated, and there are no ongoing investigations by, any Agency in the Territory specifically or primarily relating to the Promotion of any product in the Territory, nor (y) has Cubist or any of its Affiliates received written notice that any Agency in the Territory intends to conduct any such investigation, and (C) neither Cubist nor any of its Affiliates (x) is a party or the subject of any action, suit or other proceeding (collectively, “Proceeding”) that is pending as of the Effective Date or was pending or filed at any time during the two year period prior to the Effective Date, that alleges that Cubist or any of its Affiliates have violated any Applicable Law in the Territory in connection with the Promotion of any product in the Territory, nor (y) has Cubist or any of its Affiliates received any threats in writing of any such Proceeding as of the Effective Date or at any time during the two year period prior to the Effective Date.

15.1.3              Optimer represents and warrants that, as of the Effective Date:

(a)           to the Knowledge of Optimer, neither the manufacture or importation of the Product for sale in the Territory nor the use, sale or offer for sale of the Product in the Territory infringes or misappropriates any valid claims of any Third Party’s patent rights or any trademark, copyright or trade secret of a Third Party that is not licensed to or otherwise controlled by Optimer or its Affiliates;

(b)           to the Knowledge of Optimer, Optimer has not been subject to any action, suit, claim, hearing or other proceeding, at law or equity, in or before any court or arbitrator in which the counterparty alleged that (A) the manufacture, use, distribution, import, sale, or offer for sale of the Product in the Territory infringes or misappropriates any patent, trademark, copyright or trade secret right of any Third Party, or (B) the use of the Product in the Territory resulted in any death, personal injury or other harm to any Person;

(c)           to the Knowledge of Optimer, (A) neither Optimer nor any of its Affiliates (x) is being investigated, and there are no ongoing investigations, by any Agency in the Territory specifically or primarily relating to any allegation that the Promotion of the Product in the Territory violates Applicable Law, or (y) has received written notice that any Agency in the Territory intends to conduct any such investigation, and (B) neither Optimer nor any of its

Affiliates is a party or the subject of any Proceeding that is pending as of the Effective Date or was pending or filed at any time during the two year period prior to the Effective Date, that alleges that Optimer or any of its Affiliates have violated any Applicable Law in the Territory in connection with the Promotion of the Product in the Territory, nor has Optimer or any of its Affiliates received any threats in writing of any such Proceeding as of the Effective Date or at any time during the two year period prior to the Effective Date;

(d)           any in-license agreements pursuant to which a Third Party granted to Optimer or any of its Affiliates the right to manufacture, use, distribute, import, sell, or offer for sale the Product in the Territory are valid and in force; and

(e)           neither Optimer nor any of its Affiliates has granted any license or sublicense to any Third Party to sell any Product (other than Product sold by Optimer or its Affiliates) in the Territory.

(f)            In addition, Optimer covenants to Cubist that, during the Term, Optimer (or its applicable Affiliate) will, if Regulatory Approval for the Product in the Territory is obtained, hold the Product NDA and otherwise obtain all other licenses, authorizations, permissions, consents and approvals from any Agency necessary to use, Promote, sell and offer for sale the Product in the Territory, and all licenses, authorizations, permissions, consents and approvals from any Agency (or applicable foreign equivalent) to manufacture the Product for sale in the Territory, in each case except as would not reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory.

15.1.4              EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS, GUARANTEES, OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, THE PRODUCT (INCLUDING THE SAFETY OR EFFICACY THEREOF) OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR COVERAGE OF ANY PRODUCT BY OR VALIDITY OF ANY PATENTS, AND ANY AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

15.2         Optimer Indemnification. Optimer shall indemnify Cubist, its Affiliates and its and their respective directors, officers, employees and agents (the “Cubist Indemnified Parties”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of any suit, investigation, or claim by, or demand of, a Third Party (a “Third Party Claim”) (including for death, personal injury or product liability) arising from (i) the breach by Optimer of any of its obligations under this Agreement, including any violation of Applicable Law by Optimer, (ii) the breach or inaccuracy of any representation or warranty made by Optimer in this Agreement, (iii) the negligence or intentional misconduct of any Optimer Indemnified Parties in connection with the performance of Optimer’s obligations under this Agreement, (iv) the manufacture, use, distribution, import, sale, or offer for sale of the

Product in the Territory (including any death, personal injury or product liability), (v) any actual or alleged infringement or misappropriation of any Third Party intellectual property arising from the commercialization of the Product in the Territory (including use of any Product Trademark or Optimer House Mark but excluding, for clarification, use of intellectual property of Cubist including, without limitation, any Cubist Trademark), (vi) any agreement between Optimer and a Third Party, and (vii) use by Cubist of the Sales Materials, Sales Training Materials, Medical Affairs Materials, or Medical Affairs Training Materials provided by Optimer to Cubist, in each case as authorized and instructed in such materials, the Sales Plan, the Sales Training Plan, the Medical Affairs Plan ,or the Medical Affairs Training Plan; except, in each case (subsections (i) through (vii)), for those Losses for which Cubist has an obligation to indemnify Optimer pursuant to Section 15.3, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

15.3         Cubist Indemnification. Cubist shall indemnify Optimer, its Affiliates and its and their respective directors, officers, employees and agents (the “Optimer Indemnified Parties”), and defend and save each of them harmless, from and against any and all Losses incurred by any of them in connection with, arising from or occurring as a result of any Third Party Claim (including for death, personal injury or product liability) arising from (i) the breach by Cubist of any of its obligations under this Agreement, including any violation of Applicable Law by Cubist, (ii) the breach or inaccuracy of any representation or warranty made by Cubist in this Agreement, (iii) the negligence or intentional misconduct of any Cubist Indemnified Parties in connection with the performance of Cubist’s obligations under this Agreement, or (iv) use by Optimer of the Sales Materials provided to Optimer under Section 3.5.2 or the Sales Training Materials provided to Optimer under Section 3.6.2(b), in each case as authorized and instructed in such Sales Materials, the Sales Training Materials or the Sales Training Plan, or (v) use by Optimer of the Sales Materials, Sales Training Materials, Medical Affairs Materials, or Medical Affairs Training Materials provided by Cubist to Optimer, in each case as authorized and instructed in such materials, the Sales Plan, the Sales Training Plan, the Medical Affairs Plan ,or the Medical Affairs Training Plan; except in each case (subsections (i) through (v)), for those Losses for which Optimer has an obligation to indemnify Cubist pursuant to Section 15.2, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

15.4         Indemnification Procedure.

15.4.1              Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 15.2 or Section 15.3, but in no event shall the Indemnifying Party be liable for any Losses that result directly from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

15.4.2              Other Procedures. The obligations of an Indemnifying Party under Section 15.2 or Section 15.3 shall be governed by and be contingent upon the following additional terms and conditions:

(a)           Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (b) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit and the Indemnified Party’s expenses as described in clause (e) below) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(b)           Right to Participate in Defense. Without limiting Section 15.4.2(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 15.4.2(a) (in which case the Indemnified Party shall control the defense).

(c)           Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 15.4.2(a), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)           Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e)           Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Sales Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

15.5         Insurance. Each Party shall, at its own expense, provide and keep in full force and effect during the Term and for […***…] thereafter insurance policies that are reasonable and customary for the industry that are underwritten by a reputable insurance company or self-insurance and providing adequate coverage for its respective obligations and activities hereunder. A certificate of insurance evidencing the coverage described in this Section 15.5 shall be submitted to each Party by the other Party prior to the earlier of the Sales Program Commencement Date and the Medical Affairs Program Commencement Date and shall bear a certification that the coverage specified therein will not be cancelled without at least 30 days’ prior written notice to the other Party.

16.          TERM AND TERMINATION

16.1         Term. The term of this Agreement shall commence on the Effective Date and shall conclude on the last day of the Second Sales Year (the “Initial Term”), unless earlier terminated pursuant to Section 16.2 or any other applicable provision of this Agreement; provided, however, that the term may be extended for consecutive 12-month periods by mutual agreement of the Parties in writing at least […***…] months prior to the end of the Initial Term or the then-current extension term, as applicable (collectively, the “Term”).

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16.2         Termination. Without limitation of any other right of termination (or automatic termination) set forth elsewhere in this Agreement:

16.2.1              This Agreement may be terminated by either Party pursuant to any of the following clauses:

(a)           Within […***…] following the end of the First Sales Year by providing written notice to the other Party in the event that the actual Net Sales of the Product in the Territory in the First Sales Year are […***…] of the Sales Target for the First Sales Year; provided, however, that neither Party may terminate this Agreement under this Section 16.2.1(a) (i) prior to engaging in good faith discussions with the other Party regarding the possibility of terminating the Agreement under this Section 16.2.1(a), or (ii) if the actual Net Sales of the Product in the Territory in the […***…] of the First Sales Year are […***…] of the amount allocated to such […***…] in the Sales Target for the First Sales Year.

(b)           Immediately upon written notice to the other Party, in the event of a material breach of this Agreement by the other Party (other than those breaches and events described in Sections 16.2.2 or 16.2.3, which shall be governed by those Sections), which breach remains uncured […***…] after written notice thereof is given to the breaching Party (except in the case of a breach by either Party of its obligations under Section […***…], the cure period shall be […***…] instead of […***…]).

(c)           Immediately upon written notice to the other Party, (A) if the other Party files in any court or Agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (B) if the other Party proposes a written agreement of composition or extension of its debts; (C) if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof; (D) if the other Party consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or make any assignment for the benefit of creditors; (E) if the other Party admits in writing its inability to pay its debts generally as they become due; or (F) if any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against property of the other Party which represents a substantial portion of its property.

16.2.2              This Agreement may be terminated by Optimer pursuant to any of the following clauses:

(a)           Immediately upon written notice to Cubist, if Optimer withdraws the Product from the market in the Territory.

(b)           Upon […***…] prior written notice to Cubist, if Cubist or any of its Affiliates has failed to comply with Applicable Law in connection with the performance of its obligations under this Agreement, which failure would reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory, which notice must be delivered

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no later than […***…] following the date on which Optimer becomes aware of such failure to comply.

(c)           In the event of a Change of Control of Cubist (i) effective upon written notice to Cubist delivered within […***…] following the provision of notice by Cubist to Optimer of such Change of Control, or (ii) effective upon the occurrence of such Change of Control if Optimer provides written notice to Cubist within […***…] following the provision of notice by Cubist to Optimer of such Change of Control and such notice from Optimer provides that the termination notice is contingent upon the actual occurrence of the Change of Control.

(d)           Immediately upon written notice to Cubist, if Cubist’s right to […***…] market and sell Cubicin in the Territory is or will be […***…] at any time within […***…] of the Effective Date, which notice must be delivered no later than […***…]following the provision of notice by Cubist to Optimer of such event.

(e)           Immediately, upon written notice to Cubist, upon any restructuring of the Cubist Sales Force (except where approved in advance by Optimer) resulting […***…] during the Term, which notice must be delivered no later than […***…] following the provision of notice by Cubist to Optimer of such restructuring.

In each case under this Section 16.2.2 in which Optimer’s right to terminate this Agreement is limited to a specified time period following provision by Cubist of notice of an event, Cubist shall provide written notice of such event to Optimer as promptly as practicable.

16.2.3              This Agreement may be terminated by Cubist pursuant to any of the following clauses:

(a)           Immediately upon written notice to Optimer if the First Sales Year does not begin within 12 months following the Effective Date, which notice must be delivered no later than 13 months following the Effective Date.

(b)           Immediately upon written notice to Optimer, in the event that a Stockout occurs, which notice must be delivered no later than […***…] following the date Optimer provides notice to Cubist of such Stockout pursuant to Section 6.2.

(c)           In the event of a Change of Control of Optimer resulting in the direct or indirect acquisition of Optimer by a Cubist Competitor or resulting in the direct or indirect acquisition of Optimer by an entity (including the entity’s Affiliates) that, at such time, is […***…], (i) effective upon written notice to Optimer delivered within […***…] following the provision of notice by Optimer to Cubist of such Change of Control, or (ii) effective upon the occurrence of such Change of Control if Cubist provides written notice to Optimer within […***…] following the provision of notice by Optimer to Cubist of such Change of Control and such notice from Cubist provides that the termination notice is contingent upon the actual occurrence of the Change of Control.

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(d)           Immediately upon written notice to Optimer, if Cubist’s right to […***…] market and sell Cubicin in the Territory is or will […***…] at any time within […***…] of the Effective Date, which notice must be delivered no later than 30 days following the provision of notice by Cubist to Optimer of such event.

(e)           Upon […***…] days’ prior written notice to Optimer, if Optimer or any of its Affiliates has failed to comply with Applicable Law in connection with the performance of its obligations under this Agreement, which failure would reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory, which notice must be delivered no later than […***…] following the date on which Cubist becomes aware of such failure to comply.

(f)            Immediately upon written notice to Optimer if FDA-approved label for the Product (i) does not include comparative data on recurrence rates versus […***…], or (ii) includes a black box safety warning, which notice must be delivered no later than […***…] following the receipt of Regulatory Approval for the Product.

In each case under this Section 16.2.3 in which Cubist’s right to terminate this Agreement is limited to a specified time period following provision by Optimer of notice of an event, Optimer shall provide written notice of such event to Cubist as promptly as practicable.

16.3         Effect of Expiration or Termination.

16.3.1              Following early termination of this Agreement during the First Sales Year or the Second Sales Year, other than termination by Optimer pursuant to […***…], Optimer will pay to Cubist, within […***…] following such termination:

(a)           for all full Sales Quarters in such Sales Year (during which early termination occurred) preceding such early termination in which the actual aggregate Net Sales of the Product in the Territory met or exceeded […***…], Optimer will pay to Cubist […***…] of the applicable Sales Target Bonus set forth in Section 8.2 for such Sales Year for each such full Sales Quarter (and, for clarity, the foregoing shall not apply with respect to any prior Sales Years for which the Sales Target Bonus has already been paid pursuant to Section 8.2); and

(b)           for all full Sales Quarters in such Sales Year (during which early termination occurred) preceding such early termination in which the actual aggregate Net Sales of the Product in the Territory exceeded […***…], Optimer will pay Cubist […***…] of the Gross Profit attributable to the amount of aggregate Net Sales in excess of […***…] (and, for clarity, the foregoing shall not apply with respect to any prior Sales Years for which the share of Gross Profit has already been paid pursuant to Section 8.3).

16.3.2              Upon the termination or expiration of this Agreement for any reason, the Parties shall negotiate in good faith to conduct an orderly wind down of Cubist’s Promotion and Medical Affairs Program activities and Cubist shall provide to Optimer such account

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information as is regularly maintained by Cubist and is reasonably required to transition Promotion, including Detailing, from Cubist to Optimer in the Territory. Each Party agrees that, during such wind down period, neither it nor any of its employees shall engage in any activities that negatively impact (i) the promotion or goodwill of the Product, or (ii) the name, reputation or goodwill of the other Party or any of its Affiliates. Upon the effective date of the expiration or termination of this Agreement, except as otherwise agreed by Optimer and Cubist in writing with respect to any wind-down activities, Cubist shall promptly (a) cease, and cause its Sales Representatives to cease, all Promotion of the Product, including Detailing, (b) cease, and cause its Medical Affairs Representatives to cease, all Medical Affairs Program activities, (c) discontinue the use of, and as requested by Optimer, either return to Optimer or destroy (and certify to the destruction of), all Sales Materials, Sales Training Materials, Medical Affairs Materials, Medical Affairs Training Materials and all other materials related to the Product provided by Optimer for use in the Territory pursuant to this Agreement, and (c) discontinue the use of the Product Trademarks. Notwithstanding the foregoing, one copy of the foregoing materials may be retained in non-electronic form by Cubist’s general counsel solely for archival purposes.

16.3.3              Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

16.4         Accrued Rights; Surviving Obligations.

16.4.1              Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

16.4.2              The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for any reason (if specified, for the period of time set forth therein): Section 1 (Definitions and Construction), Section 3.5.4 (with respect to Optimer’s ownership of Sales Material only), Section 3.6.2(d) (with respect to Optimer’s ownership of Sales Training Materials only), Section 4.4.4 (with respect to Optimer’s ownership of Medical Affairs Materials only), Section 4.5.2(d) (with respect to Optimer’s ownership of Medical Affairs Training Materials only), Section 7.1 (Reporting by Cubist) (with respect to reporting for the final Sales Quarter), Section 7.2 (Reporting by Optimer) (with respect to reporting for the final Sales Quarter or other period of time, as applicable), Section 7.5 (Audit Rights), Section 8.5.3 (Optimer Records), Section 8.5.4 (Payment Audit Rights), Section 11 (Independent Contractor Status of Cubist, Including the Sales Forces), Section 12 (Noncompetition; Nonsolicitation), Section 13 (Confidentiality), Section 14.2 (Ownership), Section 15.2 (Optimer Indemnification), Section 15.3 (Cubist Indemnification), Section 15.4 (Indemnification Procedure), Section 15.5 (Insurance), Section 16.3 (Effect of Expiration or Termination), Section 16.4 (Accrued Rights; Survival Obligations), and Section 17 (Miscellaneous).

17.          MISCELLANEOUS

17.1         Governing Law, Jurisdiction, Venue and Service of Process. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such state excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each Party hereby irrevocably and unconditionally (a) consents to the exclusive jurisdiction of the courts of the State of New York or in the United States District Court for New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts, (b) waives its right to a jury trial, (c) waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for New York, (d) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (e) agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 17.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

17.2         Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 17.2, where delivery or performance has been affected by a condition beyond a Party’s reasonable control, including inability to obtain labor, materials or manufacturing facilities (“Force Majeure Event”); provided, that the Party affected by a Force Majeure Event shall, within ten days after its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its reasonable efforts to remedy its inability to perform; provided, however, that if the suspension of performance continues for 60 days after the date of the occurrence of the Force Majeure Event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure Event, the nonaffected Party may terminate this Agreement immediately upon written notice to the other Party.

17.3         Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative. In no event shall Optimer’s (or the Joint Clearance Committee’s) approval (or deemed approval) of any (a) materials to be used by Cubist or its Affiliates in connection with the Program, or (b) acts or omissions of Cubist or its Affiliates in connection with the Program, constitute a waiver of Optimer’s rights, or otherwise be deemed to limit Cubist’s obligations, under this Agreement, including with respect to any breach of this Agreement by Cubist. In no event shall Cubist’s approval (or deemed approval) of any (x) materials provided by Optimer or its Affiliates in connection with its activities under this Agreement or (y) acts or omissions of Optimer or its Affiliates in connection with its activities under this Agreement, constitute a waiver of Cubist’s rights, or otherwise be deemed to limit

Optimer’s obligations, under this Agreement, including with respect to any breach of this Agreement by Optimer.

17.4         Notices. Unless otherwise expressly provided for herein, all Notices shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile, to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):

If to Optimer, to:	Optimer Pharmaceuticals, Inc. 10110 Sorrento Valley Rd., Suite C San Diego, California 92121 Attention: Chief Executive Officer Facsimile No.: 858-909-0737

With a copy to:	Optimer Pharmaceuticals, Inc. 101 Hudson Street, 35th Floor Suite 3501 Jersey City, New Jersey 07302 Attention: General Counsel Facsimile No.: 201-333-8870

If to Cubist, to:	Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421 Attention: General Counsel Facsimile No.: 781-860-1407

With a copy to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attention: Marc A. Rubenstein, Esq. Facsimile No.: 617-235-0706

Any Notice delivered by facsimile or similar means shall be confirmed by a hard copy delivered as soon as practicable thereafter. The effective date of any Notice shall be: (a) the date of the addressee’s receipt, if delivered by hand or express courier; or (b) the date of receipt if received by 5:00 p.m. local time on a Business Day or, if not, the first Business Day after receipt, if sent by facsimile. It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

17.5         Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof, including, with respect to such subject matter, that certain Mutual Non-Disclosure Agreement between the Parties effective as of July 9, 2009, as amended. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6         Successors; Assigns; Subcontracting.

17.6.1              The terms and provisions hereof shall inure to the benefit of, and be binding upon, Optimer, Cubist and their respective successors and permitted assigns. Subject to Section 17.10, neither Party shall assign or transfer this Agreement, or assign or transfer any of its rights or obligations hereunder, without the prior written consent of the other Party; provided, however, that Cubist shall have the right, without the consent of Optimer (a) to assign or transfer this Agreement, or to assign, transfer or delegate any of its rights and obligations hereunder, to its Affiliates […***…] for only so long as such […***…] Persons remain Affiliates of Cubist, or (b) to assign or transfer this Agreement in connection with a Change in Control of Cubist; and provided, further, however, that Optimer shall have the right, without the consent of Cubist, (i) to assign or transfer this Agreement, or to assign, transfer or delegate any of its rights and obligations hereunder, to its Affiliates for only so long as they remain Affiliates of Optimer, (ii) to assign or transfer this Agreement to any successor in interest in any manner to all or substantially all of the business of Optimer to which this Agreement relates, except that Optimer may not assign or transfer this Agreement pursuant to this clause (ii) without Cubist’s written consent if the successor entity (or the entity’s Affiliates) to which the Agreement would be assigned or transferred is, at such time, […***…] (but, for clarity, the foregoing exception shall not apply, and Optimer shall have no obligation to obtain Cubist’s consent, in the case of assignment or transfer of this Agreement in connection with a Change of Control of Optimer), or (iii) to assign or transfer this Agreement in connection with a Change in Control of Optimer. Subject to Section 17.10, either Party may delegate or subcontract any of its rights or obligations hereunder, […***…] Sales Program activities performed by Sales Representatives or Medical Affairs Program activities performed by Medical Affairs Representatives, without the prior written consent of the other Party, provided that such Party shall remain responsible for such obligations to the extent it would be responsible for its own performance of such obligations. Notwithstanding the foregoing, (x) Optimer shall have the right, without the consent of Cubist, to delegate or subcontract up to […***…], and (y) Optimer shall have the right to delegate or subcontract […***…]. For the avoidance of doubt, Optimer may at any time during the Term, without the prior consent of Cubist, increase its Sales Force and Medical Affairs Force and nothing herein shall restrict or prohibit Optimer from increasing its number of Program Employees. Any attempt to assign, transfer, subcontract or delegate this

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Agreement, or any rights or obligations hereunder, in violation of this Section 17.6.1 shall be null and void. Each Party shall notify the other Party as promptly as possible of (A) any assignment or transfer of any of its rights or obligations hereunder, or any assignment or transfer of this Agreement by such Party, or (B) any Change in Control with respect to such Party.

17.6.2              Without limiting the foregoing, and for the avoidance of doubt, Cubist may not […***…], without the prior written consent of Optimer in each case. If, with the written permission of Optimer, […***…], Cubist will require […***…].

17.7         Exhibits. All exhibits referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement; provided that, in the event of any conflict or any inconsistency between any term or condition of this Agreement and any term or condition of any exhibit or other attachment hereto, the terms and conditions of this Agreement shall control.

17.8         Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17.9         Severability. If any provision hereof should be invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties shall use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

17.10       Affiliates. Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions relate, or are intended to relate to such Affiliates, as if such Affiliates were expressly named as joint obligors hereunder. Without limiting the generality of the foregoing or Section 17.6.1, if any obligations of a Party hereunder are delegated to or performed by any of such Party’s Affiliate as permitted under Section 17.6, such obligations will be deemed satisfied upon performance by such Affiliate.

17.11       Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel and other experts and all other expenses, except as otherwise expressly set forth herein, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

***Confidential Treatment Requested

17.12       Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Party shall respond, as promptly as practicable, to the other Party’s requests for information in the control of such Party to the extent that the requesting Party reasonably requires such information to comply with Applicable Law or to perform its obligations under this Agreement.

17.13       Construction. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

17.14       No Joint Venture. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties hereto or, except as otherwise expressly provided herein, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party.

(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Co-Promotion Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

OPTIMER PHARMACEUTICALS, INC.		CUBIST PHARMACEUTICALS, INC.

By:	/s/ Pedro Lichtinger	By:	/s/ Robert J. Perez
Name:	Pedro Lichtinger	Name:	Robert J. Perez
Title:	President and CEO	Title:	Chief Operating Officer

Signature Page to Co-Promotion Agreement

EXHIBIT 1.1.29

CUBIST TRADEMARKS

•      CUBIST

•      CUBIST PHARMACEUTICALS

•      CUBICIN

•      CORE

•      CUBE

•      CALIXA THERAPEUTICS

•      IDMEDS

•      FOUR SQUARE (LOGO):

•      RAPID INJECTION (LOGO):

EXHIBIT 1.1.47

INITIAL MEDICAL AFFAIRS PROGRAM TERMS

Cubist

[…***…]

Optimer

[…***…]

***Confidential Treatment Requested

EXHIBIT 1.1.48

INITIAL SALES PROGRAM TERMS

Cubist

[…***…]

***Confidential Treatment Requested

[…***…]

Optimer

[…***…]

***Confidential Treatment Requested

EXHIBIT 1.1.72

OPTIMER HOUSE MARKS

•      OPTIMER

•      OPTIMER PHARMACEUTICALS

•      OPTIMER (stylized):

EXHIBIT 7.1

FORM OF CUBIST REPORT

(a) Quarterly […***…] Report:

[…***…]

***Confidential Treatment Requested

EXHIBIT 7.1

FORM OF CUBIST REPORT (CONT’D)

(b) Quarterly […***…] Report:

[…***…]

***Confidential Treatment Requested

EXHIBIT 7.1

FORM OF CUBIST REPORT (CONT’D)

(c) Medical Affairs:

•      […***…]

***Confidential Treatment Requested

EXHIBIT 7.1

FORM OF CUBIST REPORT (CONT’D)

[…***…] Report:

[…***…]

***Confidential Treatment Requested

EXHIBIT 17.6.1

CUBIST AFFILIATES

Cubist Affiliates

•      Cubist Pharmaceuticals Holdings, Inc.

•      Cubist Pharmaceuticals, US

•      Illumigen BioSciences, Inc.

•      Cubist Pharmaceuticals (UK) Ltd

•      Cubist Pharmaceuticals GmbH

•      Calixa Therapeutics, Inc.

•      Calixa Therapeutics (UK) Ltd